Exhibit 10.9

AGREEMENT OF PURCHASE AND SALE

between

570 7TH AVENUE PROPERTY OWNER, L.L.C., the SELLER

and

ARC NYC570SEVENTH, LLC, the BUYER

Dated as of October 11, 2014

SECTION 10.10.	Re-Adjustment	39

ARTICLE XI INDEMNIFICATION		39

SECTION 11.1.	Indemnification by the Seller	39

SECTION 15.5.	Escrow Provisions	48

SECTION 15.6.	Successors and Assigns; No Third-Party Beneficiaries	49

SECTION 15.7.	Assignment	49

SECTION 15.8.	Further Assurances	49

SECTION 15.9.	Notices	49

ARTICLE XV Joinder of Seller Guarantor		53

SECTION 16.1. Guaranty		53

SECTION 16.2.	Representations and Warranties of the Seller Guarantor	54

SECTION 16.3.	Net Worth of the Seller Guarantor	54

SCHEDULES

Schedule A – Description of Land

Schedule 1.1(a) – Non-Permitted Exceptions

Schedule 1.1(b) – Seller Work Contracts

Schedule 3.1(c) – Consent

Schedule 3.2(a) – Contracts

Schedule 3.2(b)(1) – Leases

Schedule 3.2(b)(2) – Defaults

Schedule 3.2(b)(3) – Security Deposits

Schedule 3.2(c) – Arrearages

Schedule 3.2(e) – Litigation

Schedule 3.2(f)(i) –Leasing Costs

Schedule 3.2(f)(ii) – Lease Termination Payments

Schedule 3.2(g) – Insurance Coverage

Schedule 3.2(l) – Union Employees

Schedule 3.2(m) – Subleases/Recognition Agreements

Schedule 3.2(o) – Brokerage Agreements

Schedule 3.2(q) – Remaining Work Under the Model Services Lease

Schedule 3.3(b)(ii) – Terminated Contracts

Schedule 3.3(b)(iii) – Assumed Contracts

Schedule 10.8(a) – Elevator Renovation Contracts

Schedule 10.8(b) – Elevator Renovation Purchase Orders

Schedule 12.1 – Tax Reduction Proceedings

EXHIBITS

Exhibit A – Wire Instructions

Exhibit B-1 – Form of Tenant Estoppel

Exhibit B-2 – Form of Seller Estoppel

Exhibit C – Form of Assignment and Assumption of Assumed Contracts

Exhibit D – Form of Assignment of Leases

Exhibit E – Form of Deed

Exhibit F – Form of Bill of Sale

Exhibit G – Form of FIRPTA Affidavit

Exhibit H – Form of Title Affidavit

Exhibit I – Form of Tenant Direction Letter

Exhibit J – Form of Notice Letter to Service Providers

Exhibit K – Title Commitment

Exhibit L – Other CapX Work Plans and Specifications

Exhibit M – Form of Post-Closing Escrow Agreement (Seller Work)

Exhibit N – Form of Master Lease

Exhibit O – Seller’s Local Law 11 Work Plans and Specifications

Exhibit P – Elevator Renovation Plans and Specifications

AGREEMENT OF PURCHASE AND SALE

AGREEMENT OF PURCHASE AND SALE (this “Agreement”), made as of the 11th day of October, 2014, between 570 7TH AVENUE PROPERTY OWNER, L.L.C., a Delaware limited liability company (the “Seller”) and ARC NYC570SEVENTH, LLC, a Delaware limited liability company (the “Buyer”).

Background

A.           Seller is the owner and holder of the fee simple estate in and to that certain plot, piece and parcel of land located at 570 7th Avenue, New York, New York and more particularly described in Schedule A (the “Land”), together with the building and all other improvements located on the Land (collectively, the “Building”; the Building and the Land being sometimes referred to hereinafter, collectively, as the “Property”).

B.           The Property, together with the Asset-Related Property (as defined below), shall be referred to herein, collectively, as the “Asset”.

C.           The Seller desires to sell to the Buyer, and the Buyer desires to purchase from the Seller, the Asset on the terms and conditions hereinafter set forth.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS
SECTION 1.1.   Defined Terms.

The capitalized terms used herein will have the following meanings.

“Additional Rent” shall have the meaning assigned thereto in Section 10.1(a).

“Affiliates” means with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such first Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning set forth in the Preamble to this Agreement.

“Anti-Money Laundering and Anti-Terrorism Laws” shall have the meaning assigned thereto in Section 3.2(k)(i).

“Asset” shall have the meaning assigned thereto in the Background Paragraph B.

“Asset Manager” shall mean Capstone Equities LLC.

“Asset-Related Property” shall have the meaning assigned thereto in Section 2.1(b).

“Assignment of Assumed Contracts” shall have the meaning assigned thereto in Section 6.1(a)(i).

“Assignment of Leases” shall have the meaning assigned thereto in Section 6.1(a)(ii).

“Assumed Contracts” shall have the meaning assigned thereto in Section 3.3(b)(ii).

“Basket Limitation” shall mean an amount equal to $150,000.

“Bill of Sale” shall have the meaning assigned thereto in Section 6.2(a)(ii).

“Broker” shall mean Eastdil Secured.

“Brokerage Agreements” shall mean all brokerage, leasing agency or similar agreements relating to the Asset.

“Building” shall have the meaning assigned thereto in the Background Paragraph A.

“Business Day” shall mean any day other than a Saturday, Sunday, or other day on which banks are authorized or required by law to be closed in the city of New York, NY.

“Buyer” shall have the meaning assigned thereto in the Preamble to this Agreement, but subject to the provisions of Section 15.7.

“Buyer-Related Entities” shall have the meaning assigned thereto in Section 11.1.

“Buyer’s Leasing Costs” shall have the meaning assigned thereto in Section 10.7(a).

“Buyer Local Law 11 Work Credit” shall have the meaning assigned thereto in Section 3.3(i)(ii).

“Buyer’s Local Law 11 Plans and Specifications” shall have the meaning assigned thereto in Section 3.3(ii).

“Buyer’s Local Law 11 Work” shall mean the work in respect of the south and west elevation facades of the Building at the Property as required pursuant to The New York City Local Law No. 11 and the Buyer Local Law 11 Plans and Specifications.

“Buyer Waived Breach” shall have the meaning assigned thereto in Section 11.3.

“Cap Limitation” shall mean an amount equal to $3,000,000.

“CBA” shall have the meaning assigned thereto in Section 14.2.

“Claims” shall have the meaning assigned thereto in Section 7.3.

“Closing” shall have the meaning assigned thereto in Section 2.4(a).

“Closing Date” shall have the meaning assigned thereto in Section 2.4(a).

“Closing Documents” shall mean collectively, all certificates, Seller Estoppels (if any), assignments, instruments or other documents delivered at the Closing pursuant to this Agreement.

“Closing Statement” shall have the meaning assigned thereto in Section 6.1(a)(iv).

“Condition of the Asset” shall have the meaning assigned thereto in Section 7.2(b).

“Contracts” shall have the meaning assigned thereto in Section 3.2(a).

“Court Order” shall mean that certain Civil Court of the City of New York County of New York Part 52 Decision and Judgment, dated April 28, 2014 (index #: 061153/2014).

“Current Billing Period” shall have the meaning assigned thereto in Section 10.5.

“Deed” shall have the meaning assigned thereto in Section 6.2(a)(i).

“Deposit” shall have the meaning assigned thereto in Section 2.3(a).

“Effective Date” shall mean the date of this Agreement.

“Elevator Renovation” shall mean the renovation of the elevators in the Building in accordance with the Elevator Plans and Specifications.

“Elevator Renovation Contract” shall have the meaning assigned thereto in Section 10.8.

“Elevator Renovation Plans Specifications” shall mean the plans and specifications for the Elevator Renovation attached hereto as Exhibit P

“Elevator Renovation Purchase Orders” shall have the meaning assigned thereto in Section 10.8.

“Environmental Laws” shall have the meaning assigned thereto in Section 3.2(i).

“ERISA” shall have the meaning assigned thereto in Section 14.3.

“Escrow Account” shall have the meaning assigned thereto in Section 2.3(b).

“Escrow Agent” shall have the meaning assigned thereto in Section 2.3(a).

“Exceptions” means any exception, lien, mortgage, security interest, claim, charge, reservation, Lease, easement, right of way, encroachment, restrictive covenant, condition, limitation or other encumbrance affecting title to the Property.

“Executive Order” shall have the meaning assigned thereto in Section 3.2(k)(i).

“Existing Asset Management Agreement” means that certain Asset Management Agreement dated as of August 27, 2013 between Seller and Asset Manager, as amended.

“Existing Management Agreements” means collectively the Existing Asset Management Agreement and the Existing Property Management Agreement.

“Existing Property Management Agreement” means that certain Management Agreement dated as of August 27, 2013 between Seller and Property Manager, as amended.

“Existing Mortgage” shall mean those mortgages securing the Existing Mortgage Loans.

“Existing Mortgage Loans” shall mean those certain mortgage loans encumbering the Property originated by Manufactures and Traders Trust Company.

“Existing Survey” shall mean that Survey made by S.P. Belcher, dated November 17, 1925, and most recently visually certified by Joseph Nicoletti as of August 12, 2013, and a survey by Charles J. Dearing, dated April 25, 1956, and most recently visually certified by the Surveyor as of August 12, 2013.

“Fixed Rents” shall have the meaning assigned thereto in Section 10.1(a).

“Fund” shall have the meaning assigned thereto in Section 14.3.

“Governmental Authority” shall mean any federal, state or local government or other political subdivision thereof, including, without limitation, any agency or entity exercising executive, legislative, judicial, regulatory or administrative governmental powers or functions, in each case to the extent the same has jurisdiction over the Person or property in question.

“Government List” shall mean any of (i) the two lists maintained by the United States Department of Commerce (Denied Persons and Entities), (ii) the list maintained by the United States Department of the Treasury (Specially Designated Nationals and Blocked Persons), and (iii) the two lists maintained by the United States Department of State (Terrorist Organizations and Debarred Parties).

“Hazardous Materials” shall have the meaning assigned thereto in Section 7.2(b)(i).

“IRS” shall mean the Internal Revenue Service.

“IRS Reporting Requirements” shall have the meaning assigned thereto in Section 15.4(b).

“Land” shall have the meaning assigned thereto in the Background Paragraph A.

“Leasing Costs” shall mean, with respect to a particular Lease, all costs and expenses required to be incurred or paid by the landlord under the relevant Lease for (a) capital improvements, equipment, painting, decorating, partitioning and other items to satisfy the initial construction obligations of the landlord under such Lease, (b) tenant improvement allowances, (c) leasing and brokerage commissions due in connection with a Lease, in each case to the extent the landlord is responsible for the payment of such cost or expense under the relevant Lease or otherwise.

“Leases” shall mean all leases, licenses and other occupancy agreements for all or any portion of the Property and all amendments, modifications, extensions and other written agreements pertaining thereto.

“Lease Termination Payments shall have the meaning assigned thereto in Section 3.2(f).

“Losses” shall have the meaning assigned thereto in Section 11.1.

“Material Casualty” shall have the meaning assigned thereto in Section 9.2(b).

“Material Condemnation” shall have the meaning assigned thereto in Section 9.2(b).

“Model Services Lease” shall mean that Lease identified on Schedule 3.2(b)(1) as being with Model Service Agency, LLC and Gotham Talent Agency, LLC, as tenants.

“New Leases” shall have the meaning assigned thereto in Section 10.7(a).

“Other CapX Work” shall mean the capital improvements, alterations, repairs or replacements in or to the Property in accordance with the Other CapX Plans and Specifications. For the avoidance of doubt, the Other CapX Work shall not include the Elevator Renovation and the Local Law 11 Work.

“Other CapX Plans and Specifications” shall mean the plans and specifications for the Other CapX Work attached hereto as Exhibit L.

“Permitted Exceptions” shall mean (i) subject to Section 8.3(a), the matters set forth in the Existing Survey or in the Title Commitment (except for the Exceptions marked as deleted on the Title Commitment attached as Schedule 1.1(a)), (ii) liens for current real estate taxes which are not yet due and payable, (iii) standard exceptions and provisions contained in the title jacket of the form of title insurance policies, (iv) any state of facts which an update of the Existing Survey would disclose; (v) any Exception which is waived by the Buyer pursuant to Section 8.3(b), (vi) any violations of building codes or other regulations whether or not noted in the Title Commitment or filed against the Property; and (vii) laws, regulations, resolutions or ordinances, including, without limitation, building, zoning and environmental protection, as to the use, occupancy, subdivision, development, conversion or redevelopment of the Property currently or hereinafter imposed by any governmental or quasi governmental body or authority.

“Person” shall mean a natural person, partnership, limited partnership, limited liability company, corporation, trust, estate, association, unincorporated association or other entity.

“Property” shall have the meaning assigned thereto in the Background Paragraph A.

“Property Manager” shall mean George Comfort & Sons, Inc.

“Purchase Price” shall have the meaning assigned thereto in Section 2.2(a).

“Recognition Agreement” means, with respect to any sublease, license or other occupancy agreement under any Lease, an agreement to the effect that if the applicable Lease terminates during the term of such sublease, license or other occupancy agreement for any reason other than by reason of the occurrence of a fire or other casualty, or a condemnation, or the Tenant’s exercising the Tenant’s right to terminate the applicable Lease in accordance with the express terms of the applicable Lease, then (i) Seller will not evict such subtenant, licensee or other occupant, disturb such subtenant’s, licensee’s or other occupant’s possession or terminate or disturb such subtenant’s, licensee’s or other occupant’s occupancy of the space that such sublease, license or other occupancy agreement demises, and will recognize such subtenant, licenses or other occupant as the direct tenant of Seller, subject to and in accordance with the terms and conditions of such agreement, and (ii) such subtenant, licensee, or other occupant will recognize Seller as such subtenant’s direct landlord, subject to and in accordance with the terms and conditions of such agreement.

“Releasees” shall have the meaning assigned thereto in Section 7.3.

“Rents” shall have the meaning assigned thereto in Section 10.1(a).

“Reporting Person” shall have the meaning assigned thereto in Section 15.4(b).

“Required Estoppels” shall have the meaning assigned thereto in Section 5.2(f).

“SEC” shall have the meaning assigned thereto in Section 15.24.

“Seller” shall have the meaning assigned thereto in the Preamble to this Agreement.

“Seller Estoppels” shall have the meaning assigned thereto in Section 5.2(f).

“Seller Guarantor” shall have the meaning assigned thereto in Section 16.1(a).

“Seller-Related Entities” shall have the meaning assigned thereto in Section 11.2.

“Seller Work” shall mean, individually or collectively as the context may require, the Other CapX Work and the Seller’s Local Law 11 Work.

“Seller’s Knowledge” shall mean the actual knowledge of the Seller based upon the actual knowledge of Andrew Chung or Brian Vetter, without any duty on the part of any such officers or other Persons to conduct any independent investigation or make any inquiry of any Person.

“Seller’s Leasing Costs” shall have the meaning assigned thereto in Section 10.7(b).

“Seller Local Law 11 Work Escrow” shall have the meaning assigned thereto in Section 3.3(h)(ii).

“Seller Local Law 11 Work Escrow Amount” shall have the meaning assigned thereto in Section 3.3(h)(ii).

“Seller’s Local Law 11 Work” shall mean the work in respect of the north and east elevation facades of the Building at the Property as required pursuant to Seller’s Local Law 11 Work Plans and Specifications and The New York City Local Law No. 11.

“Seller’s Local Law 11 Work Plans and Specifications” shall mean those plans and specifications attached hereto as Exhibit O, solely to the extent such plans and specifications relate to the north and east elevation facades of the Building at the Property, and such other plans and specifications generated by Vidaris in connection with the Seller’s Local Law 11 Work between the Effective Date and Closing.

“Seller Work Contracts” shall mean the Contracts, agreements and purchase orders in connection with the Seller Work which the Seller is a party (or by which Seller is bound) as described in Schedule 1.1(b).

“Seller Work Escrow” shall have the meaning assigned thereto in Section 3.3(h)(ii).

“Seller Work Escrow Amount” shall have the meaning assigned thereto in Section 3.3(h)(ii).

“Surrender Agreement” shall mean that certain Surrender Agreement dated March 28, 2014 between Seller and Seventh Avenue Showcase, Inc. D/B/A The New York Look.

“Surety Period” shall have the meaning assigned thereto in Section 14.3.

“Survival Period” shall have the meaning assigned thereto in Section 11.4.

“Tax Reduction Proceedings” shall mean all tax reduction proceedings set forth on Schedule 12.1.

“Tenant” shall mean any tenant or licensee at the Property pursuant to any Lease.

“Tenant Occupied Square Footage” shall mean the total square footage for the office space portion of the Building occupied by tenants under any Lease.

“Terminated Contracts” shall have the meaning assigned thereto in Section 3.3(b)(ii).

“Title Affidavit” shall have the meaning assigned thereto in Section 8.5.

“Title Commitment” shall mean that certain title commitment issued by the Title Company on August 24, 2014, with a title reference number of 14-7406-34057-NYM, as attached hereto as Exhibit K.

“Title Company” shall mean Fidelity National Title Insurance Company, 485 Lexington Avenue, New York, New York 10017, Attention: Nick DeMartini, being the lead agent and the title insurance company, provided that Buyer may select a nationally recognized title company to provide co-insurance with respect to 50% of the Title Policy coverage amount to be obtained at Closing.

“Title Policy” shall mean an ALTA owner’s title insurance policy issued by the Title Company insuring the Buyer’s title to the Property subject only to the Permitted Exceptions in an amount equal to the Purchase Price.

“Transfer Taxes” shall have the meaning assigned thereto in Section 9.1(a).

“Union Employees” shall have the meaning assigned thereto in Section 14.1(a).

“Vidaris” shall have the meaning assigned thereto in Section 3.3(i)(ii).

“Vidaris Estimate” shall have the meaning assigned thereto in Section 3.3(i)(ii).

“Violations” shall have the meaning assigned thereto in Section 8.6.

ARTICLE II

SALE, PURCHASE PRICE AND CLOSING

SECTION 2.1.   Sale of Asset.

(a)          On the Closing Date and pursuant to the terms and subject to the conditions set forth in this Agreement, the Seller shall sell to the Buyer, and the Buyer shall purchase from the Seller, the Asset.

(b)          The transfer of the Asset to the Buyer shall include the transfer of all Asset-Related Property. For purposes of this Agreement, “Asset-Related Property” shall mean all of the Seller’s right, title and interest in and to the following:

(i)          all rights of way, appendages, appurtenances, easements, sidewalks, alleys, gores or strips of land adjoining or appurtenant to the Land or any portion thereof and used in conjunction therewith;

(ii)         the land lying in the bed of any street, highway, road or avenue, opened or proposed, public or private, in front of or adjoining the Land, to the center line thereof;

(iii)        all development rights appurtenant to the Land or any portion thereof;

(iv)        any award or payment made or to be made in lieu of any of the foregoing or any portion thereof and any unpaid award for damage to the Land or any of the Improvements by reason of change of grade or closing of any street, road or avenue;

(v)         all furniture, fixtures, equipment and other personal property which are now, or may hereafter, prior to the Closing Date, be, placed in or attached to the Property and are used in connection with the operation of the Property (but not including (i) items relating to the Elevator Renovation unless Buyer elects and pays for such items pursuant to Section 10.8 and (ii) items owned or leased by Tenants, Asset Manager or the Property Manager, or items which are leased by the Seller);

(vi)        to the extent they may be transferred under applicable law, all licenses, permits and authorizations presently issued in connection with the operation of all or any part of the Property as it is presently being operated;

(vii)       to the extent assignable, all warranties, if any, issued to the Seller by any manufacturer or contractor in connection with construction or installation of equipment or any component of the improvements included as part of the Property;

(viii)      the Assumed Contracts; and

(ix)         the Leases.

SECTION 2.2.   Purchase Price.

(a)          The consideration for the purchase of the Asset shall be $170,296,169.12 (the “Purchase Price”), which shall be paid by the Buyer to the Escrow Agent at the Closing in immediately available funds by wire transfer to such account or accounts that the Escrow Agent shall designate to the Buyer as set forth on Exhibit A; provided that such amount shall be reduced by the Deposit, and adjusted for Closing adjustments as described herein, with such funds to be delivered by the Escrow Agent to the Seller in accordance with the terms of this Agreement at Closing. No portion of the Purchase Price is attributable to any personal property constituting part of the Asset-Related Property.

(b)          No adjustment shall be made to the Purchase Price except as explicitly set forth in this Agreement.

SECTION 2.3.   Deposit.

(a)          On the Effective Date, Buyer will deposit with Title Company, as escrow agent (in such capacity, “Escrow Agent”), cash in an amount equal to $17,029,616 (together with all accrued interest thereon, the “Deposit”). The Deposit once delivered shall be non-refundable except as may be expressly provided in this Agreement. The Escrow Agent shall hold the Deposit as security for performance of Buyer's obligations under this Agreement, pursuant to the terms and conditions hereinafter set forth.

(b)          The Deposit, upon delivery by the Buyer to Escrow Agent, will be deposited by Escrow Agent in an interest-bearing account acceptable to the Buyer and the Seller (the “Escrow Account”) and shall be held in escrow in accordance with the provisions of Section 15.5. All interest earned on the Deposit while held by Escrow Agent shall be paid to the party to whom the Deposit is paid, except that if the Closing occurs, the Buyer shall receive a credit against the Purchase Price for such interest in accordance with Section 2.2(a).

SECTION 2.4.   Closing.

(a)          The closing of the sale and purchase of the Asset (the “Closing”) shall take place on October 27, 2014 (the “Closing Date”). Time shall be of the Essence with respect to the Buyer’s and the Seller’s obligations hereunder to close the purchase and sale of the Asset as set forth in this Agreement on the Closing Date (subject only to such adjournments of the Closing Date as are expressly permitted hereunder).

(b)          The Closing shall be held on the Closing Date at 10:00 A.M. at the offices of the attorneys for Seller, or at the offices of Buyer’s lender’s attorney’s office in New York County or as the parties shall otherwise mutually agree.

(c)          Notwithstanding Section 2.4(b) above, at the election of Seller or Buyer, this transaction may be closed through an escrow established with the Title Company in accordance with customary escrow instructions agreed upon by Seller, Buyer and the Title Company. Upon the creation of such escrow, anything herein to the contrary notwithstanding, the transfer and conveyance of the Asset, the payment of funds and the delivery of the Closing Documents and any other documents required to be delivered to consummate the transaction contemplated by this Agreement shall be made through such escrow. The Closing shall take place through a so-called “New York Style” closing, i.e., so that the Title Policy will be delivered to Buyer and Seller shall receive the net sale proceeds on the Closing Date.

ARTICLE III

REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SELLER

SECTION 3.1.   General Seller Representations and Warranties. The Seller hereby represents and warrants to the Buyer as follows:

(a)          Formation; Existence. It is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware.

(b)          Power and Authority. It has all requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions provided for in this Agreement have been duly authorized by all necessary action on its part. This Agreement has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights and by general principles of equity (whether applied in a proceeding at law or in equity).

(c)          No Consents. Except as set forth in Schedule 3.1(c), no consent, license, approval, order, permit or authorization of, or registration, filing or declaration with, any court, administrative agency or commission or other Governmental Authority or instrumentality, domestic or foreign, or any third party, is required to be obtained or made in connection with the execution, delivery and performance of this Agreement by the Seller or any of the transactions required or contemplated hereby.

(d)          No Conflicts. The execution, delivery and compliance with, and performance of the terms and provisions of, this Agreement, and the sale of the Asset, will not (i) conflict with or result in any violation of its organizational documents, (ii) conflict with or result in any violation of any provision of any bond, note, or other instrument of indebtedness, contract, indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which it is a party in its individual capacity or (iii) violate any existing term or provision of any order, writ, judgment, injunction, decree, statute, law, rule or regulation applicable to it or its assets or properties.

(e)          Foreign Person. It is not a “foreign person” as defined in Internal Revenue Code Section 1445 and the regulations issued thereunder.

SECTION 3.2.   Representations and Warranties of the Seller as to the Asset. The Seller hereby represents and warrants to the Buyer as follows:

(a)          Contracts.  All service, maintenance, supply and management contracts and equipment leases (“Contracts”) affecting the Property to which the Seller is a party (or by which Seller is bound) as of the Effective Date are set forth on Schedule 3.2(a) attached hereto and the same have not been modified or amended, except as set forth on Schedule 3.2(a). As of the Effective Date, Seller has not sent nor, to Seller’s Knowledge, received any notices of any material default under the Contracts, nor, to Seller’s Knowledge, has any event occurred, which but for the passage of time or the giving of notice would constitute a material default under any of the Contracts.

(b)          Leases. (i) The leases listed on Schedule 3.2(b)(1) constitute all the Leases relating to the Property under which the Seller is the holder of the landlord’s interest, (ii) the Leases have not been modified or amended except as set forth on Schedule 3.2(b)(1), (iii) the Leases are, as of the Effective Date, in full force and effect and contain the entire agreement between Seller and the Tenants thereunder regarding the Property, (iv) as of the Effective Date, fixed rent and additional rent are currently being collected under and in accordance with the Leases without offset, counterclaim or deduction (subject to rent abatements or credits expressly provided in the Leases), (v) a true and complete copy of the Leases have been made available to the Buyer, (vi) as of the Effective Date, Seller has not received any written notice from any Tenant under the Leases that Seller is in default of any obligation under any Lease which default remains uncured, (vii) as of the Effective Date and except as disclosed on Schedule 3.2(b)(2), Seller has not delivered any written notice to a Tenant under any of the Leases that such Tenant is in default of any obligation under any Lease which default remains uncured, and (viii) set forth on Schedule 3.2(b)(3) is a true and complete list of all security deposits required to be held by the landlord under the Leases as of the Effective Date.

(c)          Arrearages. Except as disclosed on Schedule 3.2(c) attached hereto, as of the Effective Date, no Tenants are in arrears of the payment of the rent payable under its Lease.

(d)          Condemnation.  As of the Effective Date, there are no pending condemnation or similar proceedings affecting the Property, and to the Seller’s Knowledge, no such action is threatened or contemplated.

(e)          Litigation.  Except as disclosed on Schedule 3.2(e) attached hereto, as of the Effective Date, there are no actions, complaints, suits or proceedings pending against or affecting Seller or the Asset in any court or before or by an arbitration tribunal or regulatory commission, department or agency and to the Seller’s Knowledge, no such actions, complaints, suits or proceedings have been threatened or contemplated, which in each case, if determined adversely to Seller or the Asset, would adversely affect the Asset or the ability of Seller to perform its obligations hereunder.

(f)          Leasing Costs. Except as disclosed on Schedule 3.2(f)(i) attached hereto, there are no Leasing Costs (other than Leasing Costs that may be due under a Lease with respect to the renewal, extension or expansion options set forth in such Lease exercised after the Closing Date) owing or outstanding with respect to the Leases for which Seller is (or the Buyer after the Closing Date would be) responsible. Schedule 3.2(f)(ii) lists all termination payments payable by the landlord with respect to the early termination of any Leases (the “Lease Termination Payments”).

(g)          Insurance. Attached hereto as Schedule 3.2(g) is a true, correct and complete list of the types and amounts of insurance coverage maintained by Seller in connection with the Property as of the Effective Date.

(h)          Purchase Options. No party has any right or option to acquire the Property or any portion thereof (including, without limitation, any right of first refusal or other similar right).

(i)          Environmental Matters. As of the Effective Date, Seller has not received any written notice from any governmental or regulatory authority of a violation of any applicable Environmental Laws, which have not been corrected. For the purposes of this Section, “Environmental Laws” means any and all federal, state, county and local statutes, laws, regulations and rules in effect on the date of this Agreement relating to the protection of the environment or to the use, transportation and disposal of Hazardous Materials.

(j)          Bankruptcy. Seller has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by the Seller’s creditors, (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of the Seller’s assets, which remains pending or (iv) suffered the attachment or other judicial seizure of all, substantially all of the Seller’s assets, which remains pending.

(k)          Anti-Terrorism Law.

(i)          The Seller is not in violation of any laws relating to terrorism financing, money laundering or Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Action of 2001, Public Law 107-56 and Executive Order No. 13224 (Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism) (the “Executive Order”) (collectively, the “Anti-Money Laundering and Anti-Terrorism Laws”).

(ii)         The Seller is not acting, directly or indirectly, on behalf of terrorists, terrorist organizations or narcotics traffickers, including those persons or entities that appear on the Annex to the Executive Order, or are included on any relevant lists maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State.

(iii)        None of the Seller or, to Seller’s Knowledge, without inquiry, any of its brokers or other agents that act in any capacity at the instruction of the Seller in connection with the purchase of the Property (A)conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person included in the lists set forth in the preceding paragraph, (B) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (C) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Money Laundering and Anti-Terrorism Laws.

(iv)        The Seller understands and acknowledges that the Buyer may become subject to further anti-money laundering regulations and agrees, at Buyer’s sole cost and expense, to use commercially reasonable efforts (but in no event shall Seller be obligated) to execute instruments, provide information, or perform any other acts as may be required by such regulations, for the purpose of: (A) carrying out due diligence as may be required by applicable law to establish the Seller’s identity and source of funds; (B) maintaining records of such identities and sources of funds, or verifications or certifications as to the same; and (C) taking any other actions as may be required to comply with and remain in compliance with anti-money laundering regulations applicable to the Seller; provided that, in no event shall delivery of any of the foregoing subject the Seller to any liabilities or obligations. Nothing in this Section 3.2(k)(iv) shall be a condition to Buyer’s obligation to consummate the transaction contemplated hereby.

(v)         Neither the Seller, nor any person controlling or controlled by the Seller, is a country, territory, individual or entity named on a Government List, and the monies used in connection with this Agreement and amounts committed with respect thereto, were not and are not derived from any activities that contravene any applicable anti-money laundering or anti-bribery laws and regulations (including funds being derived from any person, entity, country or territory on a Government List or engaged in any unlawful activity defined under Title 18 of the United States Code, Section 1956(c)(7)).

(l)          Employees. As of the Effective Date, Schedule 3.2(l) attached hereto is a list of all Union Employees who, as of the Effective Date, are employed in connection with the use, management, maintenance or operation of the Property, along with their respective employer and union affiliation. There are no employees employed by the Seller, or an entity related to the Seller, engaged in the management, maintenance or operation of the Property.

(m)          Subleases. As of the Effective Date, to Seller’s Knowledge and except as set forth on Schedule 3.2(m), no Person has the right to occupy the Property other than the Tenants pursuant to the Leases. As of the Effective Date, Seller has not entered into any Recognition Agreements other than those Recognition Agreements listed on Schedule 3.2(m) and a true and complete copy of the Recognition Agreements have been made available to the Buyer.

(n)          Asset-Related Property. The Asset-Related Property is owned by Seller and are, or will on the Closing Date be, free of all liens and encumbrances, except for the Permitted Exceptions.

(o)          Brokerage Agreements. The Brokerage Agreements listed on Schedule 3.2(o) are the only brokerage, leasing agency or similar agreements with respect to the leasing of portions of the Asset entered into by Seller, or which are binding on Seller (or Buyer after the Closing), and to Seller’s Knowledge, that affect the Asset.

(p)          Tax Reduction Proceedings. Other than as set forth on Schedule 12.1, Seller has not commenced, and there are not pending, any tax assessment reduction or tax certiorari proceedings with respect to the Premises.

(q)          Model Services Lease. Except as set forth on Schedule 3.2(q), all work required to be performed by Seller, as landlord under the Model Services Lease, as of the Effective Date has been completed in accordance with the Model Services Lease.

(r)          Amendment to Representations and Warranties. Subject to the final sentence of this Section 3.2(r), the Seller shall have the right to amend and supplement the representations and warranties (including, the Schedules to this Agreement) from time to time prior to the Closing to reflect changes since the Effective Date by providing a written copy of such amendment or supplement to the Buyer; provided, however, that any amendment or supplement to such representations and warranties (including the Schedules to this Agreement) shall have no effect for the purposes of determining whether the conditions precedent to Buyer’s obligations as set forth in Section 5.2 have been satisfied but shall have effect only for the purpose of limiting the defense and the indemnification obligations of Seller for the inaccuracy or untruth of the original representation or warranty being qualified by such amendment or supplement. It being acknowledged that if any such amendment or supplement of the representations or warranties contained herein discloses a misrepresentation or breach of Seller’s obligations hereunder, then Buyer shall have the right to exercise any rights granted to Buyer hereunder in the event of a misrepresentation or breach by Seller hereunder, subject in all respects to the provisions of Section 11.3.

(s)          Notwithstanding anything in this Agreement to the contrary and for the avoidance of doubt, if the representations and warranties relating to the Contracts or Leases set forth in this Section 3.2 and the status of the Tenants under the Leases were true and correct as of the Effective Date, no change in circumstances or status of such Contracts, Leases or Tenants (e.g., defaults, bankruptcies or other adverse matters relating to such Tenants) occurring after the Effective Date shall permit the Buyer to terminate this Agreement or constitute grounds for the Buyer’s failure to consummate the transaction contemplated hereby, provided that any change in circumstances or status does not result from an agreement between Seller and such Tenant in violation of this Agreement.

SECTION 3.3.   Covenants of the Seller Prior to Closing. From the Effective Date until Closing or earlier termination of this Agreement, the Seller or the Seller’s agents shall:

(a)          Operation.  Operate and maintain the Property substantially in accordance with the Seller’s past practices with respect to the Property; provided, however, that Seller shall not make any capital or other repairs, replacements or improvements to the Property, other than (i) as required pursuant to Section 3.3(h), (ii) to the extent reasonably necessary in order to protect the Property or persons in the event of an emergency as set forth in clause (b) below, or (iii) to maintain the Property in the ordinary course of business, without Buyer’s consent, which consent may be withheld in Buyer’s sole discretion. From and after the Effective Date, Seller shall not request an increase to the staffing level of the Union Employees without the Buyer’s consent, which consent may be withheld in Buyer’s sole discretion.

(b)          Contracts.

(i)          Without the prior written consent of the Buyer, which consent may not be unreasonably withheld, not enter into any contracts, equipment leases or other agreements related to the Property (including without limitation, any renewals of CBAs or other union agreement, but not new CBAs or other union agreements the execution of which shall require Buyer’s consent, which consent may be withheld in Buyer’s sole discretion); provided that (i) the Seller may enter into third party contracts without the Buyer’s consent, if such contract is necessary to protect the Property or Persons in the event of an emergency at the Property, and (ii) the Seller may enter into third party contracts without the Buyer’s consent if such contract (A) is terminable on 30 days or less notice, without penalty or cost to Buyer, and (B) is entered into in the course of customary maintenance and repairs at the Property. If the Seller enters into any third party contracts after the Effective Date, then the Seller shall promptly provide written notice and a copy thereof to the Buyer and, unless such contract required the Buyer’s approval pursuant to this paragraph and such approval was not obtained, the Buyer shall assume such contract at Closing and the schedule of contracts attached to the Assignment of Assumed Contracts shall be so modified, and such contract shall be deemed added to Schedule 3.2(a) attached hereto and Schedule 3.2(a) shall be deemed amended at the Closing to include such contracts.

(ii)         Prior to the Closing, Seller shall terminate, at Seller’s sole cost and expense, each of the Contracts listed on Schedule 3.3(b)(ii) (the “Terminated Contracts”). The Terminated Contracts will not be assigned to, or assumed by Buyer.

(iii)        At the Closing, Buyer shall only be obligated to assume those Contracts listed on Schedule 3.3(b)(iii) that are assignable by Seller (such Contracts being referred to herein as the “Assumed Contracts”). The Assumed Contracts are the only Contracts that will be assigned to, and assumed by, Buyer.

(c)          Litigation; Violations.

(i)          Advise the Buyer promptly of any commenced or, to Seller knowledge, threatened litigation, arbitration, proceeding or administrative hearing (including condemnation) before any Governmental Authority which affects or relates to (A) the Seller’s ability to consummate the transactions contemplated by this Agreement or (B) the Asset.

(ii)         Deliver to Buyer promptly after receipt thereof copies of any notices of violations or other material notices regarding the Property received by the Seller, Asset Manager or Property Manager (including, without limitation, notices of defaults or notices of lawsuits relating to, or in connection with, the Leases, the Assumed Contracts or the Asset).

(d)          Insurance. Maintain insurance with respect to the Property that is at least equivalent in all material respects to the insurance set forth on Schedule 3.2(g) attached hereto.

(e)          Leasing. Seller shall not enter into any leases, licenses or occupancy agreements with respect to the Property without Buyer’s prior written consent, which consent may be withheld in Buyer’s sole discretion.

(f)          Performance Under Leases. Perform, or cause its agents to perform, in all material respects, all obligations of landlord or lessor under the Leases. Use commercially reasonable efforts to require the Tenants under the Leases to perform all of their obligations under the Leases. Not modify, amend or terminate the Leases without Buyer’s prior written consent, which consent may be withheld in Buyer’s sole discretion, unless, in each case, required by the terms of the applicable Lease.

(g)          Tenant Estoppels. Prior to the Closing Date, prepare and deliver an estoppel certificate in the form attached hereto as Exhibit B-1 to all Tenants and shall use commercially reasonable efforts to cause each such Tenant to execute and deliver to Seller such estoppel certificate substantially in the form attached hereto as Exhibit B-1.

(h)          Seller Work.

(i)          Other CapX Work. Seller shall continue to perform the Other CapX Work prior to the Closing in accordance, in all material respects, with the Other CapX Plans and Specifications; provided that, the completion of the Other CapX Work shall not be a condition precedent to Buyer’s obligations to close under this Agreement. In the event Seller does not complete the Other CapX Work prior to the Closing, Seller shall complete, or cause to be completed, the Other CapX Work in accordance, in all material respects, with the Other CapX Plans and Specifications after the Closing at the sole cost and expense of the Seller, and Buyer shall reasonably cooperate with Seller in connection therewith. At the Closing, Seller shall deposit in escrow with Escrow Agent (the “Other CapX Work Escrow”) a portion of the proceeds of the Purchase Price in an amount equal to Three Million Seventy One Thousand Four Hundred Sixty Nine Dollars ($3,071,469)(the “Other CapX Work Escrow Amount”), which amount constitutes 115% of the estimated remaining cost (as of the Effective Date) to complete the Other CapX Work; provided that on the Closing Date, such amount shall be reduced by the reasonable out-of-pocket costs paid by Seller (or its affiliates) in the performance of the Other CapX Work between the Effective

Date and the Closing Date (upon delivery of invoices therefor and reasonably supporting backup documentation related to the charges set forth therein).

(ii)         Seller Local Law 11 Work. Seller shall continue to perform the Seller’s Local Law 11 Work prior to the Closing in accordance, in all material respects, with the Seller’s Local Law 11 Work Plans and Specifications and The New York City Local Law No. 11; provided that, the completion of the Seller’s Local Law 11 Work shall not be a condition precedent to Buyer’s obligations to close under this Agreement. In the event Seller does not complete the Seller’s Local Law 11 Work prior to the Closing, Seller shall complete, or cause to be completed, the Seller’s Local Law 11 Work in accordance, in all material respects, with Seller’s Local Law 11 Work Plans and Specifications and The New York City Local Law No. 11 after the Closing at the sole cost and expense of the Seller, and Buyer shall reasonably cooperate with Seller in connection therewith. At the Closing, Seller shall deposit in escrow with Escrow Agent (the “Seller Local Law 11 Work Escrow”; and together with the Other CapX Work Escrow, the “Seller Work Escrow”) a portion of the proceeds of the Purchase Price in an amount equal to One Hundred Ninety Four Thousand Five Hundred Sixty Six Dollars ($194,566) (the “Seller Local Law 11 Work Escrow Amount”; and together with the Other CapX Escrow Amount, the “Seller Work Escrow Amount”), which amount constitutes 115% of the estimated remaining cost (as of the Effective Date) to complete the Seller’s Local Law 11 Work.

(iii)        The Seller Work Escrow Amount shall be held in escrow and subsequently disbursed in accordance with the terms hereof and the terms and conditions of the escrow agreement attached hereto as Exhibit M (the “Post-Closing Escrow Agreement (Seller Work)”). If the cost to complete the Seller Work exceeds the Seller Work Escrow Amount, then Seller shall be obligated to pay such excess in a timely manner. Seller shall have the right to withdraw funds from the Seller Work Escrow from time to time in accordance with the terms hereof and the terms of the Post-Closing Escrow Agreement (Seller Work) in an amount equal to the costs expended or which are due under the Seller Work Contracts for the portion of the Seller Work then completed. Upon completion of the Seller Work and inspection and approval thereof by Vidaris (with respect to the Seller’s Local Law 11 Work) and DOB (to the extent such Seller Work must be inspected and approved by DOB pursuant to applicable laws), any undisbursed portion of the Seller Work Escrow shall be released to Seller pursuant to the terms hereof and the terms of the Post-Closing Escrow Agreement (Seller Work). Subject to this Section 3.3(h), if (A) the Other CapX Work is not completed within one hundred eighty (180) days after the Closing Date or (B) the Seller’s Local Law 11 Work is not completed within two hundred and seventy (270) days after the Closing Date, then in either case Buyer may elect, by notice given to Seller at any time after the expiration of such period of one hundred eighty (180) days or two hundred and seventy (270) days, as applicable, to complete the Other CapX Work or the Seller’s Local Law 11 Work (as the case may be) in accordance, in all material respects, with the Other CapX Plans and Specifications or The New York City Local Law No. 11, as applicable, on Seller’s behalf and withdraw funds from the Seller Work Escrow as provided herein and in the Post-Closing Escrow Agreement (Seller Work) to reimburse Buyer for the actual cost of performing the Other CapX Work or the Seller’s Local Law 11 Work (as the case may be). If a lien is recorded against the Property as a result of the Seller Work, then Seller, within fifteen (15) days after receipt of notice of such lien, shall (x) pay the amount of such lien, (y) bond over such lien, or (z) cause the vendor that filed such lien to discharge and release same, all at Seller’s sole cost and expense, but Seller shall be permitted to draw upon funds in the Seller Work Escrow to pay such amounts. If Seller fails to take any action under the foregoing clause (x), clause (y) or clause (z), then Buyer shall have the right to withdraw funds from the Seller Work Escrow to pay such mechanic’s lien, provided that if there are not sufficient funds available in the Seller Work Escrow, Seller shall reimburse Buyer for the cost thereof within fifteen (15) days after Buyer gives Seller an invoice therefor, together with reasonable supporting documentation for the amount set forth therein. If Buyer so elects to complete the Seller Work in accordance, in all material respects, with the Other CapX Plans and Specifications or in accordance with The New York City Local Law No. 11, as applicable, then Seller shall have no right to withdraw funds from the Seller Work Escrow for such Seller Work that has not been completed from and after the date that Buyer makes such election. If the cost to complete such Seller Work exceeds the Seller Work Escrow Amount, then Seller shall be obligated to pay such excess, and Seller shall reimburse Buyer for the costs incurred by Buyer in completing such Seller Work within thirty (30)

days after Buyer completes such Seller Work and sends Seller an invoice showing in reasonable detail the work performed to complete such Seller Work not completed by Seller for which such costs have been incurred by Buyer.

(iv)        Upon completion of the Other CapX Work and the Seller’s Local Law 11 Work, as applicable, Seller shall assign, or cause to be assigned, to Buyer all rights, warranties and guaranties under the Seller Work Contracts or obtained in connection with the Other CapX Work and the Seller’s Local Law 11 Work.

(v)         The provisions of this Section 3.3(h) shall survive the Closing.

(i)          Buyer’s Local Law 11 Work.

(i)          Promptly after the Effective Date, Seller, at its sole cost and expense, shall take all commercially reasonable actions to cause Vidaris, Inc. (“Vidaris”) to (1) perform visual inspections (“drops”) over the south and west elevation facades of the Building to determine the scope of work required to cause such façade to comply with The New York City Local Law No. 11 and prepare a scope of work therefor (“Buyer’s Local Law 11 Plans and Specifications”), and (2) upon completion of such inspection and Buyer’s Local Law 11 Plans and Specifications, a final cost estimate of the cost to complete the Buyer’s Local Law 11 Work (such cost estimate is referred to herein as the “Vidaris Estimate”) and the project soft costs projected to be incurred by Vidaris and the Buyer associated therewith (the “Soft Costs”). If Vidaris is unable to complete the Vidaris Estimate in a reasonable time after the Effective Date, Seller and Buyer shall reasonably agree upon a replacement façade consultant to complete such estimate and the estimate of such mutually agreed consultant shall be deemed to be the Vidaris Estimate for all purposes of this Agreement.

(ii)         At Closing, Seller shall give Buyer a credit against the Purchase Price in an amount equal to (x) 150% of the Vidaris Estimate, plus (y) 150% of the Softs Costs (such amount is referred to herein as the “Buyer Local Law 11 Work Credit”); provided that, in no event shall the Buyer Local Law Work Credit exceed $1,250,000.00 and, from and after the Closing, the Seller shall have no obligations whatsoever with respect to Buyer’s Local Law 11 Work.

(iii)        Seller shall be entitled to one or more adjournments of the Closing Date, not exceeding 60 days in the aggregate with all other adjournment rights contained in this Agreement, in order to obtain the Vidaris Estimate. If Seller elects to adjourn the Closing one or more times in order to obtain the Vidaris Estimate, the Closing shall occur five (5) Business Days after Seller obtains such Vidaris Estimate. If, for any reason whatsoever, the Vidaris Estimate has not been obtained prior to Closing, then, at Closing, Seller shall deposit $1,250,000.00 into an escrow account with Escrow Agent. At any time within 1 year after Closing, upon receipt of the Vidaris Estimate, if the Buyer Local Law 11 Work Credit is less than $1,250,000.00, then, within 5 business days after Seller’s written request to Escrow Agent and Buyer, Escrow Agent shall (x) release from such escrow account to the Seller an amount equal to (a) $1,250,000 minus (b) the Buyer Local Law 11 Work Credit, and (y) release from such escrow account to Buyer the Buyer Local Law 11 Work Credit; provided, however, that Escrow Agent shall not release such amount to Seller in the event that Escrow Agent and Seller each receive a notice within 5 business days after receipt of Seller’s notice reasonably disputing the amount set forth in such notice from Seller as being due to Seller. If the Vadaris Estimate is not received within 1 year after Closing, then, on the day that is the 1 year anniversary after Closing, Escrow Agent shall release the $1,250,000.00 in such escrow account to Buyer.

(iv)        The provisions of this Section 3.3(i) shall survive the Closing.

(j)          Liens. Seller shall not create, incur or suffer to exist any mortgage, deed of trust, lien, pledge or other encumbrance in any way affecting any portion of the Asset unless cured in accordance with Section 8.3(a).

(k)          Asset-Related Property. Seller shall not transfer or remove any Asset-Related Property from the Property except for the purpose of repair or replacement thereof. Any items of Asset-Related Property replaced after the date hereof shall be installed prior to Closing and shall be of substantially similar quality of the item of Asset-Related Property being replaced.

(l)          Surrender Agreement Deposit. Seller shall deposit or cause to be deposited with Belkin Burden Wenig & Goldman, LLP, as escrow agent, the $4,000,000 surrender deposit in accordance with the terms of the Surrender Agreement no later than the date required under the Surrender Agreement (if such date occurs prior to Closing). After Closing, upon Buyer’s written request, the Seller shall reasonably cooperate with the Buyer, at Buyer’s sole cost and expense to substitute Buyer as the relevant party in connection with the Court Order; provided that, such cooperation shall not subject Seller to any liabilities or obligations. This Section 3.3(l) shall survive Closing for the Survival Period. At Closing, Seller shall give Buyer a credit against the Purchase Price in an amount equal to $60,500.00 for the transfer taxes payable pursuant to the Surrender Agreement.

ARTICLE IV

REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE BUYER

SECTION 4.1.   Representations and Warranties of the Buyer. The Buyer hereby represents and warrants to the Seller as follows:

(a)          Formation; Existence. It is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b)          Power; Authority. It has all requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement, the purchase of the Asset and the consummation of the transactions provided for herein have been duly authorized by all necessary action on the part of the Buyer. This Agreement has been duly executed and delivered by the Buyer and constitutes the legal, valid and binding obligation of the Buyer enforceable against the Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights and by general principles of equity (whether applied in a proceeding at law or in equity).

(c)          No Consents. No consent, license, approval, order, permit or authorization of, or registration, filing or declaration with, any court, administrative agency or commission or other Governmental Authority or instrumentality, domestic or foreign, is required to be obtained or made in connection with the execution, delivery and performance of this Agreement or any of the transactions required or contemplated hereby.

(d)          No Conflicts. The execution, delivery and compliance with, and performance of the terms and provisions of, this Agreement, and the purchase of the Asset, will not (i) conflict with or result in any violation of its organizational documents, (ii) conflict with or result in any violation of any provision of any bond, note or other instrument of indebtedness, contract, indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which it is a party in its individual capacity, or (iii) violate any existing term or provision of any order, writ, judgment, injunction, decree, statute, law, rule or regulation applicable to it or its assets or properties.

(e)          Bankruptcy. It has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by the Buyer’s creditors (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of the Buyer’s assets, which remains pending or (iv) suffered the attachment or other judicial seizure of all, substantially all of the Buyer’s assets, which remains pending.

(f)          Anti-Terrorism Law.

(i)          The Buyer is not in violation of the Anti-Money Laundering and Anti-Terrorism Laws.

(ii)         The Buyer is not acting, directly or indirectly, on behalf of terrorists, terrorist organizations or narcotics traffickers, including those persons or entities that appear on the Annex to the Executive Order, or are included on any relevant lists maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State.

(iii)        None of the Buyer or, to the Buyer’s actual knowledge without inquiry, any of its brokers or other agents that act in any capacity at the instruction of the Buyer in connection with the purchase of the Property (A) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person included in the lists set forth in the preceding paragraph, (B) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (C) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Money Laundering and Anti-Terrorism Laws.

(iv)        The Buyer understands and acknowledges that the Seller may become subject to further anti-money laundering regulations and agrees, at Seller’s sole cost and expense, to use commercially reasonable efforts (but in no event shall Buyer be obligated) to execute instruments, provide information, or perform any other acts as may be required by such regulations, for the purpose of: (A) carrying out due diligence as may be required by applicable law to establish the Buyer’s identity and source of funds; (B) maintaining records of such identities and sources of funds, or verifications or certifications as to the same; and (C) taking any other actions as may be required to comply with and remain in compliance with anti-money laundering regulations applicable to the Buyer; provided, that in no event shall delivery of any of the foregoing subject the Buyer to any liabilities or obligations. Nothing in this Section 4.1(f)(iv) shall be a condition to Seller’s obligation to consummate the transaction contemplated hereby.

(v)         Neither the Buyer, nor any person controlling or controlled by the Buyer, is a country, territory, individual or entity named on a Government List, and the monies used in connection with this Agreement and amounts committed with respect thereto, were not and are not derived from any activities that contravene any applicable anti-money laundering or anti-bribery laws and regulations (including funds being derived from any person, entity, country or territory on a Government List or engaged in any unlawful activity defined under Title 18 of the United States Code, Section 1956(c)(7)).

ARTICLE V

CONDITIONS PRECEDENT TO CLOSING

SECTION 5.1.   Conditions Precedent to the Seller’s Obligations. The obligation of the Seller to consummate the transfer of the Asset to the Buyer on the Closing Date is subject to the satisfaction (or waiver by the Seller) as of the Closing of the following conditions:

(a)          Each of the representations and warranties made by the Buyer in this Agreement shall be true and correct in all material respects when made and on and as of the Closing Date as though such representations and warranties were also made on and as of the Closing Date.

(b)          Intentionally Omitted.

(c)          No order or injunction of any court or administrative agency of competent jurisdiction nor any statute, rule, regulation or executive order promulgated by any Governmental Authority of competent jurisdiction shall be in effect as of the Closing which restrains or prohibits the acquisition by the Buyer of the Asset or the consummation of any other transaction contemplated hereby.

(d)          The Seller shall have received all of the documents required to be delivered by the Buyer under Section 6.1.

(e)          The Seller shall have received the Purchase Price in accordance with Section 2.2(a) and all other amounts due to the Seller hereunder.

The conditions set forth in this Section 5.1 are solely for the benefit of Seller and may be waived, in writing, only by Seller. Seller shall, at all times prior to the termination of this Agreement, have the right to waive any of these conditions.

SECTION 5.2.   Conditions Precedent to the Buyer’s Obligations. The obligation of the Buyer to purchase and pay for the Asset on the Closing Date is subject to the satisfaction (or waiver by the Buyer) as of the Closing of the following conditions:

(a)          Each of the representations and warranties made by the Seller in this Agreement shall be true and correct in all material respects when made and on and as of the Closing Date as though such representations and warranties were also made on and as of the Closing Date, unless such representation or warranty is made expressly as of a specific date, in which case such representation or warranty shall be true and correct in all material respects as of such date and shall be updated by Seller through the Closing Date.

(b)          The Seller shall have performed or complied in all material respects with each obligation and covenant required by this Agreement to be performed or complied with by the Seller on or before the Closing. Seller shall deliver notice to Buyer at Closing pursuant to Section 3.2(r) if there are any necessary updates to Seller’s representations and warranties.

(c)          No order or injunction of any court or administrative agency of competent jurisdiction nor any statute, rule, regulation or executive order promulgated by any Governmental Authority of competent jurisdiction shall be in effect as of the Closing which restrains or prohibits the transfer of the Asset or the consummation of any other transaction contemplated hereby.

(d)          Title to the Property shall be delivered to the Buyer in the manner required under Article VIII.

(e)          The Buyer shall have received all of the documents required to be delivered by the Seller under Section 6.2.

(f)          Seller shall have delivered to Buyer tenant estoppel certificates from Tenants under Leases demising at least sixty-five percent (65%) of the Tenant Occupied Square Footage (the estoppel certificates from Tenants under Leases demising at least sixty five percent (65%) of the Tenant Occupied Square Footage are collectively referred to herein as “Required Estoppels”). Buyer shall have no right to object (and this closing condition shall be deemed to have been satisfied) if Seller delivers to Buyer any Required Estoppels which are substantially in the form of Exhibit B-1 attached hereto, or such other form as is provided in the Lease for the applicable Tenant (subject to (i) non-material modification thereof, (ii) such Tenant making note of items which constitute Permitted Exceptions or items which Seller otherwise agrees to discharge, (iii) modifications thereof to conform the same to the applicable Lease or other information delivered to Buyer prior to the Effective Date and (iv) such Tenant limiting its statements "to tenant's knowledge" or words of similar import) . For avoidance of doubt, if a Tenant is required or permitted under the terms of its Lease to provide less information or to otherwise make different statements in a certification of such nature than are set forth on the form attached as Exhibit B-1, then Buyer shall accept any modifications made to such form of estoppel certificate to the extent that such modifications to such form are consistent with the minimum requirements set forth in the applicable Lease (it being understood by Buyer that a Tenant shall not be required to make any certifications not specifically enumerated in the applicable Lease estoppel requirements even if the applicable Lease requires the Tenant to certify to any additional items "reasonably requested" or words of similar import). In addition, Buyer shall have no right to object to a estoppel certificate (i) which references a general condition statement such as "we reserve all rights" or words of similar import or (ii) which references Tenant defaults or breaches or other matters described in Section 3.2(n), provided that any such estoppel certificate that references a default, breach or other adverse matter shall not limit the Buyer’s rights hereunder for any misrepresentation or default by Seller hereunder. In the event all Required Estoppels have not been obtained by the Closing Date and Buyer has not waived the condition to closing contained in this Section 5.2(f), Seller shall be entitled to one or more adjournments of the Closing Date, not, exceeding 60 days in the aggregate with all other adjournment rights contained in this Agreement, in order to obtain any Required Estoppels that have not theretofor been obtained by Seller. Notwithstanding anything to the contrary in this Section 5.2(f), if Seller is unable to obtain all of the Required Estoppels from Tenants under Leases demising at least sixty-five percent (65%) of the Tenant Occupied Square Footage as of the Closing Date (whether before or after any adjournments permitted under this Section 5.2(f)), Seller may (but shall not be obligated to) deliver certificates executed by Seller in the form attached as Exhibit B-2 hereto (each, a “Seller Estoppel”) for such number of Leases required to satisfy the Required Estoppel condition. In addition, Seller shall be released from any liability with respect to any Seller Estoppel upon the delivery to Buyer of an executed Required Estoppel from such Tenant for which the Seller has delivered such Seller Estoppel. If Seller elects to adjourn the Closing one or more times in order to obtain the Required Estoppels, the Closing shall occur five (5) Business Days after Seller obtains such Required Estoppels or elects to deliver Seller Estoppels as provided above.

The conditions set forth in this Section 5.2 are solely for the benefit of Buyer and may be waived, in writing, only by Buyer. Buyer shall, at all times prior to the termination of this Agreement, have the right to waive any of these conditions.

SECTION 5.3.   Waiver of Conditions Precedent. The Closing shall constitute conclusive evidence that the Seller and the Buyer have respectively waived any conditions precedent to Closing set forth in Section 5.1 hereof or Section 5.2 hereof, as the case may be, which have not been satisfied as of the Closing Date.

ARTICLE VI

CLOSING DELIVERIES

SECTION 6.1.   Buyer Closing Deliveries. The Buyer shall deliver the following documents at Closing:

(a)          with respect to the Asset:

(i)          an assignment and assumption of the Assumed Contracts (an “Assignment of Assumed Contracts”) duly executed by the Buyer in substantially the form of Exhibit C attached hereto;

(ii)         an assignment and assumption of the Leases (an “Assignment of Leases”) duly executed by Buyer in substantially the form of Exhibit D attached hereto;

(iii)        a tenant direction letter in the form of Exhibit I attached hereto with respect to each Lease (the “Tenant Direction Letters”), duly executed by Buyer; and

(iv)        The master lease agreement with respect to the vacant space in the Building in the form attached hereto as Exhibit N (the “Master Lease”) duly executed by Buyer.

(v)         The Post-Closing Escrow Agreement (Seller Work) duly executed by Buyer.

(vi)        The Post-Closing Escrow Agreement (Buyer Work) duly executed by Buyer.

(b)          with respect to the transactions contemplated hereunder:

(i)          such other assignments, instruments of transfer, and other documents as the Seller may reasonably require in order to complete the transactions contemplated hereunder;

(ii)         a duly executed and sworn officer’s certificate from the Buyer (or the general partner or managing member of the Buyer, where appropriate) certifying that the Buyer has taken all necessary action to authorize the execution of all documents being delivered hereunder and the consummation of all of the transactions contemplated hereby and that such authorization has not been revoked, modified or amended;

(iii)        all transfer tax returns which are required by law and the regulations issued pursuant thereto in connection with the payment of all state or local real property transfer taxes that are payable or arise as a result of the consummation of the transactions contemplated by this Agreement, in each case, as prepared by the Seller, reasonably approved by the Buyer and duly executed by the Buyer; and

(iv)        a closing statement prepared and approved by the Seller and the Buyer, consistent with the terms of this Agreement (a “Closing Statement”);

SECTION 6.2.   Seller Closing Deliveries. The Seller shall deliver the following documents at Closing:

(a)         with respect to the Asset:

(i)          a bargain and sale deed without covenants (a “Deed”) in substantially the form of Exhibit E attached hereto duly executed by the Seller;

(ii)         a bill of sale (a “Bill of Sale”) duly executed by the Seller in substantially the form of Exhibit F attached hereto, relating to all fixtures, chattels, equipment and articles of personal property owned by the Seller which are currently located upon or attached to the Property and used in connection with the operation of the Property (but not including items owned or leased by any Tenants at the Property or Asset Manager or Property Manager or items leased by Seller);

(iii)        an Assignment of Assumed Contracts duly executed by the Seller;

(iv)        an affidavit that the Seller is not a “foreign person” within the meaning of the Foreign Investment in Real Property Tax Act of 1980, as amended, in substantially the form of Exhibit G attached hereto duly executed by Seller;

(v)         a Closing Statement duly executed by Seller;

(vi)        an Assignment of Leases duly executed by the Seller;

(vii)       the Title Affidavit duly executed by Seller;

(viii)      the Tenant Direction Letters, duly executed by Seller;

(ix)        a notice letter to each service provider under the Assumed Contracts in the form of Exhibit J attached hereto with respect to the Assumed Contracts duly executed by Seller;

(x)          Seller shall deliver to Buyer all keys to any portion of the Asset, to the extent in Seller’s possession or control;

(xi)        All Tenant files, including, without limitation, all correspondence and originals of the Leases, to the extent in Seller’s possession or control;

(xii)       Any estoppel certificates received by Seller or, any Seller Estoppel if delivered in accordance with Section 5.2(f);

(xiii)      In accordance with Section 10.6, all security deposits under the Leases;

(xiv)      A Form 1099-S Statement for Recipient of Proceeds from Real Estate Transaction duly executed by Seller;

(xv)       The Master Lease duly executed by Seller.

(xvi)      The Post-Closing Escrow Agreement (Seller Work) duly executed by Seller.

(xvii)     The Post-Closing Escrow Agreement (Buyer Work) duly executed by Seller.

(b)          with respect to the transactions contemplated hereunder:

(i)          such other assignments, instruments of transfer, and other documents as the Buyer may reasonably require in order to complete the transactions contemplated hereunder or to evidence compliance by the Seller with the covenants, agreements, representations and warranties made by it hereunder, in each case, duly executed by the Seller;

(ii)         a duly executed and sworn officer’s certificate from the Seller certifying that the Seller has taken all necessary action to authorize the execution of all documents being delivered hereunder and the consummation of all of the transactions contemplated hereby and that such authorization has not been revoked, modified or amended;

(iii)        an executed and acknowledged incumbency certificate from the Seller certifying the authority of the officers of the Seller to execute this Agreement and the other documents delivered by the Seller to the Buyer at the Closing; and

(iv)        all transfer tax returns which are required by law and the regulations issued pursuant thereto in connection with the payment of all state or local real property transfer taxes that are payable or arise as a result of the consummation of the transactions contemplated by this Agreement, in each case, as prepared by the Seller, reasonably approved by the Buyer and duly executed by the Seller (including, without limitation, a Real Property Transfer Tax Return with respect to the New York City Real Property Transfer Tax, a New York State Real Estate Transfer Tax Return and Credit Line Mortgage Certificate with respect to the New York State Real Estate Transfer Tax, a New York State Real Property Transfer Report Form RP-5217 NYC and a Department of Housing Preservation and Development Affidavit in Lieu of Registration Statement).

(c)         In the event any Asset Related Property is not assignable, the Seller shall use commercially reasonable efforts after Closing to provide the Buyer, at no cost to the Seller, with the economic benefits of such property by enforcing such property (solely at the Buyer’s direction) for the benefit of the Buyer. The provisions of this Section 6.2(c) shall survive the Closing hereunder.

ARTICLE VII

INSPECTIONS; RELEASE

SECTION 7.1.   Right of Inspection. Prior to the Closing Date, the Buyer and its agents, attorneys, advisors and consultants shall have the right, upon reasonable prior written notice to the Seller (which shall in any event be at least 2 Business Days in advance) and at the Buyer’s sole cost, risk and expense to enter and inspect the Property during business hours on Business Days, provided that any such entry and inspection shall not unreasonably impede the normal day-to-day business operation of the Property, and provided further that the Seller shall be entitled to accompany the Buyer and its agents on any entry or inspection. Notwithstanding the foregoing, the Buyer shall not have the right to interview any employee of the Asset Manager or Property Manager or any Tenant, or to do any invasive testing of the Property, in each case without the prior written consent of the Seller in its sole discretion and the Seller shall be entitled to accompany the Buyer and its agents on any such permitted interviews and testing. The Buyer’s right of access of the Property shall be subject to the rights of any Tenants. Prior to any such inspection, Buyer or any Buyer contractor shall furnish to Seller, in form reasonably satisfactory to Seller, a certificate or certificates of insurance, naming Seller, as an additional insured, evidencing Commercial General Liability Insurance which includes contractual liability and products and completed operations with limits not less than $1,000,000.00 per occurrence and $2,000,000.00 in the aggregate for bodily injury, including death, and property damage combined. The Buyer hereby indemnifies and agrees to defend and hold the Seller and the Seller Related Entities harmless from and against any claim for losses, liabilities, expenses, costs (including, without limitation, reasonable attorneys’ fees), damage or injuries suffered or incurred to property or persons to the extent arising out of, resulting from, relating to or in connection with or from (i) any such inspection by the Buyer or its agents and (ii) any breach of the provisions of this Section 7.1 by the Buyer; provided, however, that the Buyer shall not be obligated to so indemnify Seller pursuant to this Section 7.1 for any pre-existing condition at the Property, except to the extent that such pre-existing conditions are exacerbated by the actions of Buyer. The provisions of this Article VII shall survive the Closing or the termination of this Agreement.

SECTION 7.2.   Examination; No Contingencies.

(a)          In entering into this Agreement, the Buyer has not been induced by and has not relied upon any written or oral representations, warranties or statements, whether express or implied, made by the Seller, or any partner of the Seller, or any affiliate, agent, employee, or other representative of any of the foregoing or by any broker or any other person representing or purporting to represent the Seller with respect to the Asset, the Condition of the Asset or any other matter affecting or relating to the transactions contemplated hereby except for those representations and warranties expressly set forth herein. The Buyer’s obligations under this Agreement shall not be subject to any due diligence conditions or contingencies or similar rights to terminate. The Buyer acknowledges and agrees that, except as expressly set forth herein or in the documents executed and delivered by the Seller at Closing, the Seller makes no representations or warranties whatsoever, whether express or implied or arising by operation of law, with respect to the Asset or the Condition of the Asset. THE BUYER AGREES THAT THE ASSET WILL BE SOLD AND CONVEYED TO (AND ACCEPTED BY) THE BUYER AT THE CLOSING IN THE THEN EXISTING CONDITION OF THE ASSET, AS IS, WHERE IS, WITH ALL FAULTS, AND WITHOUT ANY WRITTEN OR VERBAL REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED OR ARISING BY OPERATION OF LAW, other than as expressly set forth in this Agreement or in the documents executed and delivered by the Seller at Closing. Without limiting the generality of the foregoing, except as set forth in this Agreement or in the documents executed and delivered by the Seller at Closing, the transactions contemplated by this Agreement are without statutory, express or implied warranty, representation, agreement, statement or expression of opinion of or with respect to the Condition of the Asset or any aspect thereof, including, without limitation, (i) any and all statutory, express or implied representations or warranties related to the suitability for habitation, merchantability, or fitness for a particular purpose, (ii) any statutory, express or implied representations or warranties created by any affirmation of fact or promise, by any description of the Asset or by operation of law, and (iii) all other statutory, express or implied representations or warranties by the Seller whatsoever. The Buyer acknowledges that the Buyer has knowledge and expertise in financial and business matters that enable the Buyer to evaluate the merits and risks of the transactions contemplated by this Agreement.

(b)          For purposes of this Agreement, the term “Condition of the Asset” means the following matters:

(i)           Physical Condition of the Property. The quality, nature and adequacy of the physical condition of the Property, including, without limitation, the quality of the design, labor and materials used to construct the improvements included in the Property; the condition of structural elements, foundations, roofs, glass, mechanical, plumbing, electrical, HVAC, sewage, and utility components and systems; the capacity or availability of sewer, water, or other utilities; the geology, soils, subsurface conditions, groundwater, landscaping, and irrigation of or with respect to the Property, the location of the Property in or near any special taxing district, flood hazard zone, wetlands area, protected habitat, geological fault or subsidence zone, hazardous waste disposal or clean-up site, or other special area, the existence, location, or condition of ingress, egress, access and parking; the condition of the personal property and any fixtures; and the presence of any asbestos or other Hazardous Materials, dangerous, or toxic substance, material or waste in, on, under or about the Property and the improvements constituting a part thereof. “Hazardous Materials” means (A) those substances included within the definitions of any one or more of the terms “hazardous substances,” “toxic pollutants”, “hazardous materials”, “toxic substances”, and “hazardous waste” in the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq. (as amended), the Hazardous Materials Transportation Act, as amended, 49 U.S.C. Sections 1801 et seq., the Resource Conservation and Recovery Act of 1976 as amended, 42 U.S.C. Section 6901 et seq., Section 311 of the Clean Water Act, 15 U.S.C. § 2601 et seq., 33 U.S.C. § 1251 et seq., 42 U.S.C. 7401 et seq., the regulations and publications issued under any such laws and New York Environmental Conservation Law, Section 27-0901 et seq. (B) petroleum (within the meaning of Section 12 of the New York State Navigation Law and the regulations adopted and publication promulgated pursuant to the above), radon gas, lead based paint, asbestos or asbestos containing material and polychlorinated biphenyls and (C) mold.

(ii)         Adequacy of the Asset. The economic feasibility, cash flow and expenses of the Asset, and habitability, merchantability, fitness, suitability and adequacy of the Property for any particular use or purpose.

(iii)        Legal Compliance of the Asset. The compliance or non-compliance of the Seller or the operation of the Property or any part thereof in accordance with, and the contents of, (i) all codes, laws, ordinances, regulations, agreements, licenses, permits, approvals and applications of or with any Governmental Authorities asserting jurisdiction over the Property, including, without limitation, those relating to zoning, building, public works, parking, fire and police access, handicap access, life safety, subdivision and subdivision sales, and Hazardous Materials, dangerous, and toxic substances, materials, conditions or waste, including, without limitation, the presence of Hazardous Materials in, on, under or about the Property that would cause state or federal agencies to order a clean up of the Property under any applicable legal requirements and (ii) all agreements, covenants, conditions, restrictions (public or private), condominium plans, development agreements, site plans, building permits, building rules, and other instruments and documents governing or affecting the use, management, and operation of the Property.

(iv)        Matters Disclosed in the Schedules. Those matters referred to in this Agreement and the documents listed on the schedules attached hereto.

(v)         Insurance. The availability, cost, terms and coverage of liability, hazard, comprehensive and any other insurance of or with respect to the Property.

(vi)        Condition of Title. Subject to Article VIII, the condition of title to the Property, including, without limitation, vesting, legal description, matters affecting title, title defects, liens, encumbrances, boundaries, encroachments, mineral rights, options, easements, and access; violations of restrictive covenants, zoning ordinances, setback lines, or development agreements; the availability, cost, and coverage of title insurance; leases, rental agreements, occupancy agreements, rights of parties in possession of, using, or occupying the Property; and standby fees, taxes, bonds and assessments.

SECTION 7.3.   Release. The Buyer hereby agrees that the Seller, and each of its partners, members, trustees, directors, officers, employees, representatives, property managers, asset managers, agents, attorneys, affiliates and related entities, heirs, successors, and assigns (collectively, the “Releasees”) shall be, and are hereby, fully and forever released and discharged from any and all liabilities, losses, claims (including third party claims), demands, damages (of any nature whatsoever), causes of action, costs, penalties, fines, judgments, reasonably attorneys’ fees, consultants’ fees and costs and experts’ fees (collectively, the “Claims”), whether direct or indirect, known or unknown, foreseen or unforeseen, that may arise on account of or in any way be connected with the Asset or the Property including, without limitation, the physical, environmental and structural condition of the Property or any law or regulation applicable thereto, including, without limitation, any Claim or matter (regardless of when it first appeared) relating to or arising from (a) the presence of any environmental problems, or the use, presence, storage, release, discharge, or migration of Hazardous Materials on, in, under or around the Property regardless of when such Hazardous Materials were first introduced in, on or about the Property, (b) any patent or latent defects or deficiencies with respect to the Property, (c) any and all matters related to the Property or any portion thereof, including without limitation, the condition and/or operation of the Property and each part thereof, (d) any and all matters related to the current or future zoning or use of the Property, including without limitation, any conditions imposed by the New York Department of Buildings or similar governmental agencies and (e) the presence, release and/or remediation of asbestos and asbestos containing materials in, on or about the Property regardless of when such asbestos and asbestos containing materials were first introduced in, on or about the Property; provided, however, that in no event shall Releasees be released from any Claims arising pursuant to the provisions of this Agreement or the Seller’s obligations, if any, under the Closing Documents. The Buyer hereby waives and agrees not to commence any action, legal proceeding, cause of action or suits in law or equity, of whatever kind or nature, including, but not limited to, a private right of action under the federal Superfund laws, 42 U.S.C. Sections 9601 et seq (as such law and statute may be amended, supplemented or replaced from time to time), directly or indirectly, against the Releasees or their agents in connection with Claims described above and all similar provisions or rules of law.

ARTICLE VIII

TITLE AND PERMITTED EXCEPTIONS

SECTION 8.1.   Title Insurance and Survey. The Property shall be sold and is to be conveyed, and the Buyer agrees to purchase the Property, subject only to the Permitted Exceptions.

SECTION 8.2.   Title Commitment; Survey. The Buyer has received and reviewed a copy of the Title Commitment and the Existing Survey. Except as expressly set forth in Section 8.3(a), all Exceptions set forth in the Title Commitment and Existing Survey shall be deemed Permitted Exceptions and are hereby approved by the Buyer.

SECTION 8.3.   Delivery of Title.

(a)          At the Closing, the Seller shall obtain (i) releases of any Exceptions encumbering the Property affirmatively placed on the Property by the Seller after the Effective Date, (ii) releases of any other Exception (other than Permitted Exceptions) encumbering the Property which Seller is not obligated otherwise in this Agreement to discharge and which can be discharged by the payment of a liquidated sum of money, provided, however, that Seller shall not be obligated to expend more than $750,000 to discharge the items set forth in this Section 8.3(a)(ii), and (iii) release of any mortgage created by Seller encumbering the Property, including, without limitation the Existing Mortgage (subject to Section 9.1(b)) (the Exceptions described in clauses (i) through (iii) of this Section 8.3(a) are referred to herein collectively as “Required Removal Exceptions”). Notwithstanding anything to the contrary set forth herein, the Seller shall not be obligated to obtain releases of any liens if the Title Company agrees to “insure over” the applicable lien and issue the Title Policy without exception for the applicable lien, at no additional cost to the Buyer. Subject to this Section 8.3(a) and Section 8.3(b) hereof, the Seller shall not be required to take or bring any action or proceeding or any other steps to remove any Exception (other than Required Removal Exceptions) or to expend any moneys therefor (other than in the case of Required Removal Exceptions), nor shall the Buyer have any right of action against the Seller, at law or in equity, for the Seller’s inability to convey title subject only to the Permitted Exceptions, other than for Seller’s failure to remove Required Removal Exceptions.

(b)          Subject to Seller’s obligation to remove or discharge, or cause to be removed or discharged, any Required Removal Exception, in the event that the Seller is unable to convey title subject only to the Permitted Exceptions, and the Buyer has not, prior to the Closing Date, given notice to the Seller that the Buyer is willing to waive objection to each Exception which is not a Permitted Exception, the Seller shall have the right, in the Seller’s sole and absolute discretion, to elect to either (i) take such action as the Seller shall deem advisable to attempt to discharge each such Exception which is not a Permitted Exception or (ii) not remove or discharge, or cause to be removed or discharged, each any such Exception and terminate this Agreement. In the event that the Seller shall elect to attempt to discharge such Exceptions which are not Permitted Exceptions, the Seller shall be entitled to one or more adjournments of the Closing Date not exceeding 60 days in the aggregate with all other adjournments of the Closing Date set forth in this Agreement. If, for any reason whatsoever, the Seller has not discharged such Exceptions which are not Permitted Exceptions, prior to the expiration of such sixty (60) day period, and if the Buyer is not willing to waive objection to such Exceptions, this Agreement shall be terminated as of the expiration of the last day of such adjournment. Subject to Section 13.2(c), in the event of a termination of this Agreement pursuant to this Section 8.3(b), the Deposit shall be returned to the Buyer, and neither party shall have any further rights or obligations hereunder except for those that expressly survive the termination of this Agreement. Nothing in this Section 8.3(b) shall require the Seller, despite any election by the Seller to attempt to discharge any Exceptions (other than Required Removal Exceptions), to take or bring any action or proceeding or any other steps to remove any Exception (other than Required Removal Exceptions) or to expend any moneys therefor (other than in the case of Required Removal Exceptions).

SECTION 8.4.   The Buyer’s Right to Accept Title. Notwithstanding the foregoing provisions of this Article VIII, the Buyer, by notice given to the Seller at any time prior to the fifth (5th) days after Buyer receives notice from Seller electing to proceed under clause (ii) of Section 8.3(b), may elect to accept title to the Property subject to any such Exceptions that Seller elects not to remove or discharge, or cause to be removed or discharged, of record. In such event, this Agreement shall remain in effect and the parties shall proceed to Closing and, at Closing, Buyer shall receive a credit against the Purchase Price in an amount equal to the lesser of (i) the amount necessary to discharge such Exceptions and (ii) $750,000 less any amounts incurred by Seller in connection with its obligations to under Section 8.3(a)(ii).

SECTION 8.5.   Cooperation. In connection with obtaining the Title Policy, the Buyer and the Seller, as applicable, and to the extent requested by the Title Company, will deliver the Title Company (a) evidence sufficient to establish (i) the legal existence of the Buyer and the Seller and (ii) the authority of the respective signatories of the Seller and the Buyer to bind the Seller and the Buyer, as the case may be, and (b) a certificate of good standing of the Seller. In addition, the Seller will deliver to the Title Company at Closing an owner’s title affidavit in the form attached hereto as Exhibit H (the “Title Affidavit”).

SECTION 8.6.   Violations. The Buyer agrees to purchase the Property subject to any and all notes or notices of violations of law, or municipal ordinances, orders, designations or requirements whatsoever noted in or issued by any Governmental Authority (collectively, “Violations”), whether existing before or after the Effective Date. The Seller shall have no duty to remove, cure or otherwise comply with any such Violations and, at the Closing, the Buyer shall accept the Property subject to all such Violations, except that Seller shall be responsible for the payment of any penalties, fees, or fines (or interest thereon) imposed on or before the Closing in connection with any Violations.

ARTICLE IX

TRANSACTION COSTS; RISK OF LOSS

SECTION 9.1.   Transaction Costs.

(a)          Seller shall pay, and shall otherwise be liable for, the New York State Transfer Tax in accordance with Article 31 of the New York State Tax Law and the New York City Real Property Transfer Tax in accordance with Title 11, Chapter 21 of the New York City Administrative Code (the “Transfer Taxes”). Seller and Buyer agree that the Transfer Taxes will be paid based upon the Purchase Price. In addition to the foregoing and their respective apportionment obligations hereunder, (i) the Seller and the Buyer shall each be responsible for the payment of the costs of their respective legal counsel, advisors and other professionals employed thereby in connection with the sale of the Asset, (ii) the Buyer shall be responsible for all costs and expenses associated with (1) the premiums, endorsements, search costs, charges for any update to the Title Commitment and other title charges related to the Title Policy (in each case to the extent requested by the Buyer), other than the costs in connection with discharging any Exceptions which are the obligation of the Seller hereunder, (2) the Buyer’s due diligence, (3) payment, at the Closing, of the recording charges and fees (other than deed recordation taxes, which shall be paid by Seller) for the documents necessary to transfer the Asset, (4) obtaining any financing the Buyer may elect to obtain (including any fees, financing costs, transfer taxes, mortgage and recordation taxes and intangible taxes in connection therewith) and (5) all other costs which are the responsibility under applicable law for the Buyer to pay. The costs and fees of Escrow Agent shall be divided equally between the Seller and the Buyer.

(b)          If the Buyer requests that the Existing Mortgage Loans be assigned to the Buyer at Closing, then Seller shall use commercially reasonable efforts to cause the holder of the Existing Mortgage Loans encumbering the Property to assign the Existing Mortgage Loans and the lien related thereto to Buyer’s financing provider; provided that at, and as a condition to Seller’s obligation to consummate the Closing, Buyer shall (i) pay (x) all fees (including legal fees) charged by the mortgagee of the Existing Mortgage Loan for such assignment and (y) all recording and filing costs in connection with such assignment (the “Mortgage Assignment Costs”), and (ii) pay Seller an amount equal to 50% of the net mortgage recording tax savings received by Buyer as a result of such assignment, after deducting the Mortgage Assignment Costs.

(c)           Each party to this Agreement shall indemnify the other parties and their respective successors and assigns from and against any and all loss, damage, cost, charge, liability or expense (including court costs and reasonable attorneys’ fees) which such other party may sustain or incur as a result of the failure of either party to timely pay any of the aforementioned taxes, fees or other charges for which it has assumed responsibility under this Section 9.1. The provisions of this Section 9.1 shall survive the Closing or the termination of this Agreement.

SECTION 9.2.   Risk of Loss.

(a)          If, on or before the Closing Date, the Property or any portion thereof shall be (i) damaged or destroyed by fire or other casualty or (ii) taken as a result of any condemnation or eminent domain proceeding, the Seller shall promptly notify the Buyer and, at Closing, the Seller will (x) credit against the Purchase Price payable by the Buyer at the Closing an amount equal to the proceeds (other than on account of business or rental interruption relating to the period prior to Closing), if any, received by the Seller as a result of such casualty or condemnation, together with a credit for any deductible under such insurance, less any reasonable costs incurred by Seller in the repair or restoration of the Property in accordance with the terms hereof, and (y) assign to the Buyer all rights of the Seller, if any, to the insurance or condemnation proceeds attributable to the Property (other than on account of business or rental interruption relating to the period prior to Closing) and to all other rights or claims attributable to the Property arising out of or in connection with such casualty or condemnation, to the extent payable after the Closing.

(b)          Notwithstanding the provisions of Section 9.2(a), if, on or before the Closing Date, the Property or any portion thereof shall be (i) damaged or destroyed by a Material Casualty or (ii) taken as a result of a Material Condemnation or (iii) the subject of a notice of a Material Condemnation, the Buyer shall have the right, exercised by notice to the Seller no more than 30 days after the Buyer has received notice of such Material Casualty or actual or pending Material Condemnation, to terminate this Agreement, in which event the Deposit shall be returned to the Buyer and neither party shall have any further rights or obligations hereunder other than those which expressly survive the termination of this Agreement. If the Buyer fails to timely terminate this Agreement in accordance with this Section 9.2(b), the provisions of Section 9.2(a) shall apply. As used in this Section 9.2(b), a “Material Casualty” shall mean any damage to the Property or any portion thereof by fire or other casualty that, in the reasonable judgment of an independent third-party selected by the Seller and approved by the Buyer, may be expected to cost in excess of ten percent (10%) of the Purchase Price to repair. As used in this Section 9.2(b), a “Material Condemnation” shall mean (x) a taking of the Property or more than 5% thereof, (y) a taking that adversely affects access to the Property, or (z) a taking that materially impairs the use of the Property or more than 5% of the value of the Property, and which cannot be restored to substantially the same use or value as before the taking.

(c)          The provisions of this Section 9.2 are intended to supersede those of Section 5-1311 of the General Obligations Law of New York and are hereby deemed to constitute an express agreement to the contrary.

ARTICLE X

ADJUSTMENTS

Unless otherwise provided below, the following are to be adjusted and prorated between the Seller and the Buyer as of 11:59 P.M. on the day preceding the Closing, based upon a 365 day year, and the net amount thereof under this Article X shall be added to (if such net amount is in the Seller’s favor) or deducted from (if such net amount is in the Buyer’s favor) the Purchase Price payable at Closing:

SECTION 10.1.   Fixed Rents and Additional Rents.

(a)          Fixed rents (collectively, “Fixed Rents”) and Additional Rents (Fixed Rents and Additional Rents being together referred to herein as “Rents”) paid or payable by the Tenants in connection with their occupancy of the Property shall be adjusted and prorated on an if, as and when collected basis. Any Rents collected by the Buyer or the Seller after the Closing from a Tenant if such Tenant owes Rents for periods prior to the Closing, shall be applied (i) first, in payment of Rents owed by such tenant for the month in which the Closing occurs, (ii) second, in payment of Rents owed by such tenant for the month after the month in which the Closing occurs, (iii) third, in payment of Rents owed by such tenant for the month immediately prior to the month in which the Closing Date occurs, (iv) fourth, in payment of Rents due and owed by such tenant, if any, for any period after the month in which the Closing Date occurs, and (v) fifth, in payment of any remaining Rents owed by such tenant for any period prior to the month in which the Closing occurs. Each such amount, less any costs of collection (including reasonable counsel fees) reasonably allocable thereto, shall be adjusted and prorated as provided above, and the party who receives such amount shall promptly pay over to the other party the portion thereof to which it is so entitled. For the purposes of this provision, the term “Additional Rent” shall mean amounts payable under the Leases for (i) the payment of additional rent based upon a percentage of the tenant’s business during a specified annual or other period (sometimes referred to as “percentage rent”), (ii) so-called common area maintenance or “CAM” charges, and (iii) so-called “escalation rent” or additional rent based upon increases in real estate taxes or operating expenses or labor costs or cost of living or porter’s wages or otherwise. As to any Additional Rent in respect of an accounting period that shall have expired prior to the Closing but which is payable after the Closing, the Buyer shall pay the entire amount over to the Seller upon the Buyer’s receipt thereof.

(b)          The Buyer shall use commercially reasonable efforts to collect any arrearages in the Rents set forth on Scheduled 3.2(c) that remain outstanding at Closing, but the Buyer shall not be obligated to engage a collection agency or take legal action to collect such arrearages in Rents. Notwithstanding the foregoing, if the Buyer shall be unable to collect such past due Rents, the Seller shall have the right to pursue the Tenants to collect such delinquencies (including, without limitation, the prosecution of one or more lawsuits) but the Seller shall not take any action to evict, or terminate the Lease of any Tenant or which may reasonably be expected to lead to the termination of the Lease of any Tenant. The Seller shall furnish to the Buyer all information relating to the period prior to the Closing that is reasonably necessary for the billing of such Rent and, promptly after request from Seller, the Buyer will deliver to the Seller copies of all statements relating to Rent for a period prior to the Closing. The Buyer shall bill tenants for Rents for accounting periods prior to the Closing in accordance with and on the basis of such information furnished by the Seller.

(c)          To the extent that any portion of Additional Rent is required to be paid monthly by tenants on account of estimated amounts for any calendar year (or, if applicable, any lease year or tax year or any other applicable accounting period), and at the end of such calendar year (or lease year, tax year or other applicable accounting period, as the case may be), such estimated amounts are to be recalculated based upon the actual expenses, taxes and other relevant factors for that calendar (lease or tax) year or other applicable accounting period, with the appropriate adjustments being made with such tenants, then such portion of the Additional Rent shall be prorated between the Seller and the Buyer at the Closing based on such estimated payments actually paid by tenants (i.e., with the Seller entitled to retain all monthly or other periodic installments of such amounts paid by tenants with respect to periods prior to the calendar month or other applicable installment period in which the Closing occurs (on a pro-rata basis for any partial months), the Seller to pay to the Buyer at the Closing all monthly or other periodic installments of such amounts theretofore received by the Seller with respect to periods following the calendar month or other applicable installment period in which the Closing occurs and the Seller and the Buyer to apportion as of the Closing all monthly or other periodic installments of such amounts paid by tenants with respect to the calendar month or other applicable installment period in which the Closing occurs). At the time(s) of final calculation and collection from (or refund to) each tenant of the amounts in reconciliation of actual Additional Rent for a period for which estimated amounts paid by such tenant have been prorated, there shall be a re-proration between the Seller and the Buyer. If, with respect to any Tenant, the recalculated Additional Rent exceeds the estimated amount paid by such tenant, upon collection from the tenant, such excess shall be apportioned between the Seller and the Buyer as of the Closing in accordance with paragraph (a), (b) and (c) of this Section 10.1. If, with respect to any Tenant, the recalculated Additional Rent is less than the estimated amount paid by such Tenant, such shortfall shall be apportioned between the Seller and the Buyer as of the Closing, with the Seller paying to the Buyer the portion of such shortfall so allocable to the Seller. Seller and Buyer agree that as soon as reasonably possible after the close of the calendar year in which the Closing occurs that the parties shall undertake a final master reconciliation of Additional Rent. Such reconciliation shall be final. For purposes hereof, Seller and Buyer shall each prepare tenant reconciliations for their respective applicable periods of ownership of the Asset and Buyer agrees to transmit such information to the tenants.

(d)          Until the earlier to occur of (i) such time as all amounts required to be paid to the Seller by the Buyer pursuant to this Section 10.1 shall have been paid in full and (ii) one (1) year after Closing, the Buyer shall furnish to the Seller, upon the Seller’s request, a reporting of rents which have been collected by the Buyer after the Closing with respect to the Leases with delinquent Rents as of the Closing. The Seller shall also have the right from time to time following the Closing, upon reasonable prior notice to Buyer and during ordinary business hours, to review the Buyer’s rental records with respect to such Leases.

SECTION 10.2.   Taxes and Assessments. Real estate (ad valorem) and personal property taxes and assessments assessed with respect to the year in which the Closing occurs shall be adjusted and prorated based on (a) the periods of ownership by the Seller and the Buyer during such year and (b) the most current official real property tax information available from the county assessor’s office where the Property is located or other assessing authorities. If real property tax and assessment figures for the taxes or assessments to be apportioned between the Buyer and the Seller pursuant to this Section are not available, real property taxes shall be prorated based on the most recent assessment, subject to further and final adjustment when the tax rate and/or assessed valuation for such taxes and assessments for the Property is fixed.

SECTION 10.3.   Water and Sewer Charges. Water rates, water meter charges, sewer rents and vault charges, if any (other than any such charges, rates or rents which are payable by any Tenant pursuant to the Leases, for which no adjustment shall be made), will be paid by the Seller to the Closing Date. If there is a water meter, or meters, on the Property, the Seller agrees that it shall at the Closing furnish a reading of same to a date not more than 30 days prior to the Closing and the unfixed meter charges and the unfixed sewer rent thereon for the time intervening from the date of the last reading shall be apportioned on the basis of such last reading, and shall be appropriately readjusted after the Closing on the basis of the next subsequent bills. Unmetered water charges shall be apportioned on the basis of the charges therefor for the same period of the preceding calendar year, but applying the current rate thereto.

SECTION 10.4.   Utility Charges. Gas, steam, electricity and other public utility charges (other than any such charges which are payable by any Tenant pursuant to the Leases, for which no adjustment will be made) will be paid by the Seller to the utility company to the Closing Date. The Seller shall arrange for a final reading of all utility meters (covering gas, water, steam and electricity) as of the Closing, except meters the charges of which are payable by any Tenant under the Leases. To the extent necessary, the Seller and the Buyer shall jointly execute a letter to each of such utility companies advising such utility companies of the termination of the Seller’s responsibility for such charges for utilities furnished to the Property as of the date of the Closing and commencement of the Buyer’s responsibilities therefor from and after such date. If a bill is obtained from any such utility company as of the Closing, the Seller shall pay such bill on or before the Closing. If such bill shall not have been obtained on or before the Closing, the Seller shall, upon receipt of such bill, pay all such utility charges as evidenced by such bill or bills pertaining to the period prior to the Closing, and the Buyer shall pay all such utility charges pertaining to the period thereafter. Any bill which shall be rendered which shall cover a period both before and after the date of Closing shall be apportioned between the Buyer and the Seller as of the Closing.

SECTION 10.5.   Contracts. Charges payable under the Contracts in respect of the billing period of the related service provider in which the Closing Date occurs (the “Current Billing Period”) shall be prorated on a per diem basis based upon the number of days in the Current Billing Period prior to the Closing Date (which shall be allocated to Seller) and the number of days in the Current Billing Period on and after the Closing Date (which shall be allocated to Buyer) and assuming that all charges are incurred uniformly during the Current Billing Period, provided however, Seller shall, upon Buyer’s request, at Buyer’s sole, cost and expense, terminate any terminable Contracts and, notwithstanding the foregoing, on or prior to the date of Closing, Seller shall terminate any existing management and leasing agreements at Seller’s sole cost and expense, other than any liability under such leasing agreement in respect of leases or extensions signed by Buyer from and after the Closing.

SECTION 10.6.   Security Deposits. The actual amounts of the security deposits provided for under the Leases being held by the Seller as set forth on Schedule 3.2(b)(3) less any amounts that are applied against lease obligations in the ordinary course of business or returned to tenants upon the expiration of Leases shall, in the case of security deposits held in the form of cash, be credited to the Buyer against the balance of the Purchase Price. Any security deposits in form other than cash (including letters of credit) shall be transferred to the Buyer, at Seller’s cost and expense, by way of appropriate instruments of transfer or assignment as soon as practicable following the Closing.

SECTION 10.7.   Leasing Costs.

(a)          Buyer shall be responsible for the payment of all Leasing Costs incurred or to be incurred in connection with (1) any lease entered into by Seller with respect to the Property after the Effective Date in accordance with the terms of this Agreement (a “New Lease”), (2) amendments entered into after the Effective Date in accordance with this Agreement to renew, extend, expand or otherwise amend existing Leases or New Leases, and (3) any renewals, extensions or expansions of, or the exercise of any other option under, existing Leases or New Leases exercised by tenants in accordance with the applicable Lease after the Effective Date (the “Buyer’s Leasing Costs”). If, as of the Closing Date, Seller shall have paid any of the Buyer’s Leasing Costs, Buyer shall reimburse Seller therefor at Closing.

(b)          Seller shall pay prior to Closing or credit Buyer at Closing (to the extent unpaid), all of the Leasing Costs and rent abatements set forth on Schedule 3.2(f)(i) (the “Seller’s Leasing Costs”) and Lease Termination Payments. If Buyer is given a credit at Closing for any of the Seller’s Leasing Costs and Lease Termination Payments, then Buyer thereafter shall be obligated to pay any such Seller’s Leasing Costs or Lease Termination Payments when due, such obligation to survive the Closing. Buyer shall indemnify, defend, and hold Seller and the other Seller-Related Entities harmless from and against any losses, costs, claims, damages, and liabilities (including, without limitation, reasonable attorneys’ fees and expenses), to the extent arising out of or resulting from Buyer’s failure to timely pay such Seller’s Leasing Costs and Lease Termination Payments for which Buyer received a credit at Closing. Buyer’s obligations under this Section 10.7(b) shall survive the Closing. Seller shall indemnify, defend, and hold Buyer and the other Buyer-Related Entities harmless from and against any losses, costs, claims, damages, and liabilities (including, without limitation, reasonable attorneys’ fees and expenses) to the extent arising out of or resulting from Seller’s failure to timely pay any Seller’s Leasing Costs and Lease Termination Payments for which Buyer did not receive a credit at Closing. Seller’s obligations under this Section 10.7(b) shall survive the Closing.

SECTION 10.8.   Elevator Renovation. If, within five (5) business days after the Effective Date, Buyer requests that Seller assign the contracts listed on Schedule 10.8(a) (the “Elevator Renovation Contracts”), the Elevator Renovation Plans and Specifications, or the purchase orders listed on Schedule 10.8(b) (the “Elevator Renovation Purchase Orders”) to Buyer at Closing, then, at Closing (i) if Buyer requests an assignment of the Elevator Renovation Purchase Orders (a) Buyer shall pay to Seller an amount equal to the payments, charges, fees and/or deposits paid by Seller under the Elevator Renovation Purchase Orders as reflected on Schedule 10.8(b) and (b) Seller shall transfer to the Buyer all of Seller’s right, title and interest, pursuant to the Bill of Sale, to any materials and supplies previously delivered to Seller under the Elevator Renovation Purchase Orders, and (ii) if Buyer requests assignment of the Elevator Renovation Contracts and/or the Elevator Renovation Plans and Specifications (a) Buyer shall pay to Seller an amount equal to the payments, charges, fees and/or deposits paid by Seller for the Elevator Renovation Contracts and/or the Elevator Renovation Plans and Specifications and (b) Seller shall transfer to the Buyer all of Seller’s right, title and interest, pursuant to the Assignment of Assumed Contracts, in, to and under the Elevator Renovation Contracts and/or the Elevator Renovation Plans and Specifications (as the case may be). For the avoidance of doubt, Seller shall not be obligated hereunder to perform or commence any work related to the Elevator Renovation.

SECTION 10.9.   Other. If applicable, the Purchase Price shall be adjusted at Closing to reflect the adjustment of any other item which, under the explicit terms of this Agreement, is to be apportioned at Closing.

SECTION 10.10.   Re-Adjustment. If any items to be adjusted pursuant to this Article X are not determinable at the Closing, the adjustment shall be made subsequent to the Closing when the charge is determined. Any errors or omissions in computing adjustments or readjustments at the Closing or thereafter shall be promptly corrected or made, provided that the party seeking to correct such error or omission or to make such readjustment shall have notified the other party of such error or omission or readjustment on or prior to the date that is 365 days following the Closing. The provisions of this Article X and the obligations of the Seller and the Buyer hereunder shall survive the Closing for 365 days, provided, however, that with respect to the taxes and assessments under Section 10.2, the obligations of Buyer and Seller shall survive until a final determination of such taxes and assessments.

ARTICLE XI

INDEMNIFICATION

SECTION 11.1.   Indemnification by the Seller. Following the Closing and subject to Sections 11.3 and 11.4, the Seller shall indemnify and hold the Buyer, its affiliates, members and partners, and the partners, shareholders, officers, directors, employees, representatives and agents of each of the foregoing (collectively, “Buyer-Related Entities”) harmless from and against any and all costs, fees, expenses, damages, deficiencies, interest and penalties (including, without limitation, reasonable attorneys’ fees and disbursements) suffered or incurred by any such indemnified party in connection with any and all losses, liabilities, claims, damages and expenses (“Losses”), arising out of, or in any way relating to, (a) any breach of any representation or warranty of the Seller contained in this Agreement or in any Closing Document and (b) any breach of any covenant of the Seller which survives the Closing contained in this Agreement or in any Closing Document.

SECTION 11.2.   Indemnification by the Buyer. Following the Closing and subject to Sections 11.3 and 11.4, the Buyer shall indemnify and hold the Seller, its affiliates, members and partners, and the partners, shareholders, officers, directors, employees, representatives and agents of each of the foregoing (collectively, “Seller-Related Entities”) harmless from any and all Losses to the extent arising out of, or in any way relating to, (a) any breach of any representation or warranty by the Buyer contained in this Agreement or in any Closing Document and (b) any breach of any covenant of the Buyer which survives the Closing contained in this Agreement or in any Closing Document.

SECTION 11.3.   Limitations on Indemnification. Notwithstanding the foregoing provisions of Sections 11.1 or 14.1(a)(ii), (a) the Seller shall not be required to indemnify the Buyer or any Buyer-Related Entities under this Agreement unless the aggregate of all amounts for which an indemnity would otherwise be payable by the Seller under Sections 11.1 or 14.1(a)(ii) exceeds the Basket Limitation, in which case the Buyer shall be entitled to recover all Losses incurred by the Buyer without regard to the Basket Limitation, (b) in no event shall the liability of the Seller with respect to the indemnification provided for in Sections 11.1 and 14.1(a)(ii) exceed in the aggregate the Cap Limitation and (c) in the event the Buyer obtains knowledge of any inaccuracy or breach of any representation, warranty, or covenant of the Seller contained in this Agreement (a “Buyer Waived Breach”) after the Effective Date but prior to the Closing, and the Closing occurs, then the Buyer and any Buyer-Related Entities shall be deemed to have waived and forever renounced any right to assert a claim for indemnification under this Article

XI for, or any other claim or cause of action under this Agreement, at law or in equity on account of any such Buyer Waived Breach. In no event shall the Buyer be entitled to seek or obtain consequential, special, punitive or exemplary damages against the Seller. In no event shall the Seller be entitled to seek or obtain consequential, special, punitive or exemplary damages against the Buyer.

SECTION 11.4.   Survival. The representations, warranties and covenants contained in this Agreement and the Closing Documents shall survive for a period of nine (9) months after the Closing (the “Survival Period”) unless a longer or shorter survival period is expressly provided for in this Agreement. Additionally, the Survival Period shall be extended to the date on which a final non-appealable judgment is entered in connection with any action commenced by Buyer against Seller or notice of claim is delivered by Buyer to Seller under Section 11.1, provided that Buyer shall be required to commence an action against Seller within 30 days of the delivery of such claim.

SECTION 11.5.   Indemnification as Sole Remedy. If the Closing has occurred, the sole and exclusive remedy available to a party in the event of a breach by the other party to this Agreement of any representation, warranty, covenant or other provision of this Agreement or any Closing Document which survives the Closing shall be the indemnifications provided for under this Article XI.

ARTICLE XII

TAX CERTIORARI PROCEEDINGS

SECTION 12.1.   Prosecution and Settlement of Proceedings. If any Tax Reduction Proceedings in respect of the Property, relating to any fiscal years ending prior to the fiscal year in which the Closing occurs are pending at the time of the Closing, the Seller reserves and shall have the right to continue to prosecute and/or settle the same. If any Tax Reduction Proceedings in respect of the Property, relating to the fiscal year in which the Closing occurs, are pending at the time of Closing, then the Seller reserves and shall have the right to continue to prosecute and/or settle the same; provided, however, that the Seller shall not settle any such proceeding without the Buyer’s prior written consent, which consent shall not be unreasonably withheld or delayed, and, if Seller fails to continue to prosecute same, then Buyer shall have the right to prosecute and settle same without Seller’s prior written consent. The Buyer shall reasonably cooperate with the Seller in connection with the prosecution of any such tax reduction proceedings relating to a fiscal year in which the Closing occurs.

SECTION 12.2.   Application of Refunds or Savings. Any refunds or savings in the payment of taxes resulting from such tax reduction proceedings applicable to taxes payable during the period prior to the date of the Closing shall belong to and be the property of the Seller and any refunds or savings in the payment of taxes applicable to taxes payable from and after the date of the Closing shall belong to and be the property of the Buyer (it being acknowledged that any refunds or savings in the payment of taxes applicable to the fiscal year in which the Closing occurs shall be apportioned pursuant to Section 10.2 hereof); provided, however, that if any such refund creates an obligation to reimburse the Tenants for any rents or additional rents paid or to be paid, that portion of such refund equal to the amount of such required reimbursement (after deduction of allocable expenses as may be provided in the applicable Lease) shall, at the Seller’s election, either (a) be paid to the Buyer and the Buyer shall disburse the same to the Tenant or (b) be paid by the Seller directly to the Tenant. All reasonable attorneys’ fees and other expenses incurred in obtaining such refunds or savings shall be apportioned between the Seller and the Buyer in proportion to the gross amount of such refunds or savings payable to the Seller and the Buyer, respectively (without regard to any amounts reimbursable to Tenant); provided, however, that neither the Seller nor the Buyer shall have any liability for any such fees or expenses in excess of the refund or savings paid to such party unless such party initiated such proceeding.

SECTION 12.3.   Survival. The provisions of this Article XII shall survive the Closing.

ARTICLE XIII

TERMINATION AND DEFAULT

SECTION 13.1.   THE BUYER’S DEFAULT; FAILURE OF CONDITIONS.

(a)          THIS AGREEMENT MAY BE TERMINATED BY THE SELLER BY WRITTEN NOTICE TO BUYER IF (1) BUYER FAILS TO CLOSE THE ACQUISITION OF THE ASSET AS DESCRIBED HEREIN OR (2) THERE IS A FAILURE OF ANY OR ALL OF THE CONDITIONS PRECEDENT TO THE SELLER’S OBLIGATIONS SET FORTH IN SECTION 5.1 WHICH FAILURE HAS NOT BEEN WAIVED BY THE SELLER ON OR PRIOR TO THE CLOSING DATE.

(b)          IN THE EVENT THIS AGREEMENT IS TERMINATED PURSUANT TO SECTION 13.1(a), THIS AGREEMENT SHALL BE NULL AND VOID AND OF NO FURTHER FORCE OR EFFECT AND NEITHER PARTY SHALL HAVE ANY RIGHTS OR OBLIGATIONS AGAINST OR TO THE OTHER EXCEPT (I) FOR THOSE PROVISIONS HEREOF WHICH BY THEIR TERMS EXPRESSLY SURVIVE THE TERMINATION OF THIS AGREEMENT AND (II) AS SET FORTH IN SECTION 13.1(c).

(c)          IN THE EVENT THAT THE SELLER TERMINATES THIS AGREEMENT AS A RESULT OF A DEFAULT BY THE BUYER OF ITS OBLIGATION TO PURCHASE THE ASSET ON THE CLOSING DATE, AS THE SAME MAY BE ADJOURNED PURSUANT UNDER THIS AGREEMENT, THE SELLER SHALL BE ENTITLED TO RECEIVE THE ENTIRE DEPOSIT. IN SUCH EVENT, THE ESCROW AGENT SHALL IMMEDIATELY DISBURSE THE DEPOSIT TO THE SELLER AND THE SELLER SHALL HAVE NO FURTHER OBLIGATIONS UNDER THIS AGREEMENT, EXCEPT THOSE WHICH EXPRESSLY SURVIVE SUCH TERMINATION. THE BUYER AND THE SELLER HEREBY ACKNOWLEDGE AND AGREE THAT IT WOULD BE IMPRACTICAL AND/OR EXTREMELY DIFFICULT TO FIX OR ESTABLISH THE ACTUAL DAMAGE SUSTAINED BY THE SELLER AS A RESULT OF SUCH FAILURE TO CLOSE, AND AGREE THAT THE DEPOSIT IS A REASONABLE APPROXIMATION THEREOF. ACCORDINGLY, IN THE EVENT THAT THE BUYER DEFAULTS IN ITS OBLIGATION TO PURCHASE THE ASSET ON THE CLOSING DATE, AS THE SAME MAY BE ADJOURNED PURSUANT TO THIS AGREEMENT, THE DEPOSIT SHALL CONSTITUTE AND BE DEEMED TO BE THE AGREED AND LIQUIDATED DAMAGES OF THE SELLER, AND SHALL BE PAID BY THE ESCROW AGENT TO THE SELLER AS SELLER’S SOLE AND EXCLUSIVE REMEDY HEREUNDER; PROVIDED, HOWEVER, THE FOREGOING SHALL NOT LIMIT THE BUYER’S OBLIGATION TO PAY TO THE SELLER ALL ATTORNEYS’ FEES AND COSTS OF THE SELLER PURSUANT TO SECTION 15.23 IN THE EVENT SELLER IS SUCCESSFUL IN ANY ACTION TO ENFORCE THE PROVISIONS OF THIS SECTION 13.1. THE PAYMENT OF THE DEPOSIT AS LIQUIDATED DAMAGES IS NOT INTENDED TO BE A FORFEITURE OR PENALTY, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES.

SECTION 13.2.   THE SELLER’S DEFAULT; FAILURE OF CONDITIONS

(a)          THIS AGREEMENT MAY BE TERMINATED BY THE BUYER PRIOR TO THE CLOSING IF (I) ANY OF THE CONDITIONS PRECEDENT TO THE BUYER’S OBLIGATIONS SET FORTH IN SECTION 5.2 HAVE NOT BEEN SATISFIED OR WAIVED BY THE BUYER ON OR PRIOR TO THE CLOSING DATE, AS REQUIRED UNDER THIS AGREEMENT OR (II) THERE IS A MATERIAL BREACH OR DEFAULT BY THE SELLER IN THE PERFORMANCE OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND SUCH BREACH HAS NOT BEEN CURED BY THE SELLER BY THE EARLIER OF (x) THE CLOSING DATE AND (y) THE THIRTIETH DAY AFTER THE SELLER’S ITS RECEIPT OF NOTICE OF SUCH BREACH FROM THE BUYER.

(b)          UPON TERMINATION OF THIS AGREEMENT BY THE BUYER PURSUANT TO AND SUBJECT TO SECTION 13.2(a), THE ESCROW AGENT SHALL DISBURSE THE DEPOSIT TO THE BUYER AND UPON SUCH DISBURSEMENT AND REIMBURSEMENT TO BUYER THE SELLER AND THE

BUYER SHALL HAVE NO FURTHER OBLIGATIONS UNDER THIS AGREEMENT, EXCEPT THOSE WHICH EXPRESSLY SURVIVE SUCH TERMINATION AND AS SET FORTH IN SECTION 13.2(C).

(c)          IF THE SELLER SHALL DEFAULT IN THE PERFORMANCE OF ITS MATERIAL OBLIGATIONS UNDER THIS AGREEMENT (INCLUDING, WITHOUT LIMITATION, SELLER’S FAILURE TO CAUSE THE SALE OF THE ASSET TO BUYER ON THE CLOSING DATE), THEN THE BUYER, AT ITS OPTION, AS ITS SOLE AND EXCLUSIVE REMEDY, MAY EITHER (I) TERMINATE THIS AGREEMENT, DIRECT THE ESCROW AGENT TO DELIVER THE DEPOSIT TO THE BUYER AND RETAIN THE DEPOSIT AT WHICH TIME THIS AGREEMENT SHALL BE TERMINATED AND OF NO FURTHER FORCE AND EFFECT EXCEPT FOR THE PROVISIONS WHICH EXPLICITLY SURVIVE SUCH TERMINATION, OR (II) SPECIFICALLY ENFORCE THE TERMS AND CONDITIONS OF THIS AGREEMENT; PROVIDED THAT SUCH SPECIFIC ENFORCEMENT ACTION MUST BE INITIATED NO LATER THAN 60 DAYS FOLLOWING SUCH DEFAULT. IF SELLER WILLFULLY OR INTENTIONALLY DEFAULTS IN THE PERFORMANCE OF ITS MATERIAL OBLIGATIONS UNDER THIS AGREEMENT (INCLUDING, WITHOUT LIMITATION, SELLER’S FAILURE TO CAUSE THE SALE OF THE ASSET TO BUYER ON THE CLOSING DATE) AND BUYER HAS ELECTED TO TERMINATE THIS AGREEMENT PURSUANT TO THE PRECEDING SENTENCE, THEN SELLER SHALL REIMBURSE THE BUYER FOR THE COSTS THERETOFORE INCURRED BY THE BUYER, INCLUDING, WITHOUT LIMITATION, FINANCING COSTS, AND THE COST OF PERFORMING TITLE EXAMINATIONS AND SURVEY FOR THE PROPERTY (WITHIN TEN (10) BUSINESS DAYS AFTER THE DATE THAT THE BUYER SUBMITS TO SELLER A REASONABLY DETAILED INVOICE THEREFOR), PROVIDED THAT SUCH LIABILITY SHALL NOT EXCEED THREE HUNDRED THOUSAND DOLLARS ($300,000.00) IN THE AGGREGATE AT WHICH TIME THIS AGREEMENT SHALL BE TERMINATED AND OF NO FURTHER FORCE AND EFFECT EXCEPT FOR THE PROVISIONS WHICH EXPLICITLY SURVIVE SUCH TERMINATION. NOTHING CONTAINED IN THIS SECTION 13.2(c) SHALL LIMIT THE SELLER’S OBLIGATION TO PAY TO THE BUYER ALL ATTORNEYS’ FEES AND COSTS OF THE BUYER PURSUANT TO SECTION 15.23 IN THE EVENT THE BUYER IS SUCCESSFUL IN ANY ACTION TO ENFORCE THE PROVISIONS OF THIS SECTION 13.2.

ARTICLE XIV

EMPLOYEE MATTERS

SECTION 14.1.   Union Employees.

(a)

(i)          Effective as of the Closing Date, all Building employees listed on Schedule 3.2(l) (and, subject to the limitations and conditions set forth in Section 3.3(a) hereof, any replacements thereof) (the “Union Employees”), shall be offered employment at the Building by Buyer, its property manager or a third party contractor in accordance with the terms of the relevant CBA (as defined below). Buyer, its property manager or a third party contractor, whichever entity employs the Union Employees, shall be solely responsible for, and hereby assumes, all liabilities whatsoever, the obligation with respect to, any and all (A) salaries of any Union Employees earned during the period from and after the Closing Date, (B) benefits attributable to the period after the Closing Date payable to or for the benefit of the Union Employees, including payment of all applicable plan contributions accrued after the Closing Date, (C) benefit continuation and/or severance payments relating to any Union Employee that may be payable upon any termination of employment of any such Union Employee from and after the Closing Date and (D) notices, payments, fines or assessments due pursuant to any laws, rules or regulations with respect to the employment, discharge or layoff of Union Employees from and after the Closing Date, including, but not limited to, such liability as arises under the Worker Adjustment and Retraining Notification Act, Section 4980B of the Internal Revenue Code (COBRA) and any rules or regulations as have been issued in connection with any of the foregoing. Buyer hereby agrees to indemnify and defend Seller and any Seller Related Entities against, and agrees to hold them harmless from, any and all claims, losses, damages and expenses (including, without limitation, reasonable attorneys' fees and expenses) and other liabilities and obligations incurred or suffered as a result of any claim by any Union Employee (or other representative thereof, including, without limitation, the union or any fund trustee) that arises under federal, state or local statute (including, without limitation, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the National Labor Relations Act, the Equal Pay Act, the Americans with Disabilities Act of 1990, ERISA (as hereinafter defined), the Multi-Employer Pension Plan Amendments Act of 1980, the Displaced Building Service Workers Protection Act of the City of New York (“BSWPA”), and all other statutes regulating the terms and conditions of employment), under any regulation or ordinance, under the common law or in equity (including any claims for wrongful discharge or otherwise), or under any policy, agreement, understanding or promise, written or oral, formal or informal, in each case, arising out of actions, events or omissions that occurred (or, in the case of omissions, failed to occur) from and after the Closing Date.

(ii)         Seller hereby agrees to indemnify and defend Buyer and any Buyer-Related Entities against, and agrees to hold them harmless from, any and all claims, losses, damages and expenses (including, without limitation, reasonable attorneys' fees and expenses) and other liabilities and obligations incurred or suffered as a result of any claim by any Union Employee (or other representative thereof, including, without limitation, the union or any fund trustee) that arises under federal, state or local statute (including, without limitation, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the National Labor Relations Act, the Equal Pay Act, the Americans with Disabilities Act of 1990, ERISA (as hereinafter defined), the Multi-Employer Pension Plan Amendments Act of 1980, the BSWPA, and all other statutes regulating the terms and conditions of employment), under any regulation or ordinance, under the common law or in equity (including any claims for wrongful discharge or otherwise), or under any policy, agreement, understanding or promise, written or oral, formal or informal, including any union agreement or CBA, in each case, arising out of actions, events or omissions that occurred (or, in the case of omissions, failed to occur) prior to the Closing Date.

(b)          The provisions of this Section 14.1 shall survive the Closing until 5 business days following the expiration of the Survival Period and shall be subject to the limitations set forth in Sections 11.3 and 11.4.

SECTION 14.2.   Collective Bargaining Agreements. Seller is not party to any collective bargaining agreements relating to the Property and/or the operation of the Property. Effective as of the Closing Date, Buyer, its property manager or its third party contractor (whichever entity employs employees in the positions held by the Union Employees) shall have one or more collective bargaining agreements with SEIU Local 32BJ (the “CBAs”) that will apply to the positions currently held by the Union Employees; such employing entity will observe, pay and perform all obligations and liabilities under, arising from or otherwise relating to the CBAs, to the extent such obligations and liabilities accrue on or after the Closing Date. Buyer, its property manager or third party contractor shall have sole responsibility for all such obligations and liabilities arising under or relating to the CBAs on or at any time after the Closing Date and hereby agrees to indemnify, defend and hold Seller and any Seller Related Party harmless from and against all loss, cost and expense incurred by Seller or such Seller Related Party as a result of Buyer's failure to so observe, pay and perform the same. By this Agreement, the parties have availed themselves of the opt-out provision of §22-505(d) of the Displaced Building Service Workers Protection Act, §22-505 of the Administrative Code of the City of New York. The provisions of this Section 14.2 shall survive the Closing.

SECTION 14.3.   Multiemployer Plan. Buyer and Seller or its Affiliates intend to comply with Section 4204(a) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and to take any other action required or desirable, so that no withdrawal liability is imposed upon Seller or its Affiliates as a result of this transaction or any subsequent action or omission of Buyer. To that end, Buyer agrees and covenants: (i) to contribute to the Building Service 32BJ Pension Fund (the “Fund”) for substantially the same number of contribution base units, as defined in Section 4001(a)(11) of ERISA, for which Seller and/or its Affiliates were obligated to contribute with respect to the Property prior to the Closing Date, and (ii) unless a waiver is in effect or has been timely requested but not yet acted upon by the Fund pursuant to Section 4204(c) of ERISA, to provide to and for the benefit of the Fund, for the five plan years commencing with the first plan year to begin after the Closing

Date (the “Surety Period”), either a bond issued by a corporate surety company that is an acceptable surety for purposes of Section 412 of ERISA, a letter of credit or an amount held in escrow by a bank or similar financial institution, in either case in an amount equal to the greater of (A) the average annual contribution that Seller or its Affiliates were required to make with respect to the Property for the three plan years preceding the plan year in which the Closing Date occurs, or (B) the annual contribution that Seller or its Affiliates were required to make with respect to the Property for the plan year preceding the plan year in which the Closing Date occurs, which bond, letter of credit or such amount held in escrow shall be paid to the Fund, if at any time during the Surety Period, Buyer withdraws from the Fund or fails to make any contribution to the Fund when due. If a waiver has been denied by the Fund or was not timely requested pursuant to Section 4204(c) of ERISA, Buyer shall deliver to the Fund by the first day of the plan year following the Closing Date, with copies to the Seller, either the bond or evidence of the establishment of an escrow described in the preceding sentence. Seller agrees to reasonably cooperate with Buyer to provide information reasonably necessary for Buyer to request a variance from the Fund. If Buyer or any successor in interest thereto shall withdraw from the Fund in either a complete or partial withdrawal, as such terms are used in Sections 4203 and 4205 of ERISA, during the first five (5) plan years commencing with the first plan year beginning after the Closing Date and withdrawal liability is imposed under Section 4201 of ERISA, Seller and its affiliates agree that Seller and their Affiliates shall be secondarily liable to the Fund for any withdrawal liability that they would have had to the Fund in the absence of Section 4204 of ERISA. To the extent that any obligation is imposed on Buyer herein, Buyer agrees to require each of its successors in interest and assigns to specifically assume and accept the obligations assumed by it under this Section 14.3. The provisions of this Section 14.3 shall survive the Closing.

ARTICLE XV

MISCELLANEOUS

SECTION 15.1.   Use of Carlyle’s Name and Address. The Buyer hereby acknowledges and agrees that neither the Buyer nor any affiliate, successor, assignee or designee of Buyer shall be entitled to use the name “Carlyle” in any way whatsoever. The provision of this Section 15.1 shall survive the Closing.

SECTION 15.2.   Exculpation.

(a)          Notwithstanding anything to the contrary contained herein, the Seller’s shareholders, partners, members, the partners or members of such partners or members, the shareholders of such partners, members, and the trustees, officers, directors, employees, agents and security holders of the Seller assume no personal liability for any obligations entered into on behalf of the Seller and their individual assets shall not be subject to any claims of any person relating to such obligations. The foregoing shall govern any direct and indirect obligations of the Seller under this Agreement.

(b)          Notwithstanding anything to the contrary contained herein, the Buyer’s shareholders, partners, members, the partners or members of such partners, the shareholders of such partners, members, and the trustees, officers, directors, employees, agents and security holders of the Buyer assume no personal liability for any obligations entered into on behalf of the Buyer and their individual assets shall not be subject to any claims of any person relating to such obligations. The foregoing shall govern any direct and indirect obligations of the Buyer under this Agreement.

SECTION 15.3.   Broker.

(a)          The Seller represents and warrants to the Buyer that it has dealt with no broker, salesman, finder or consultant with respect to this Agreement or the transactions contemplated hereby other than Broker. Upon the Closing of the transactions contemplated under this Agreement, Seller shall be responsible for the payment of any brokerage commission to Broker pursuant to a separate agreement between Seller and Broker. The Seller agrees to indemnify, protect, defend and hold the Buyer harmless from and against all claims, losses, damages, liabilities, costs, expenses (including reasonable attorneys’ fees and disbursements) and charges resulting from the Seller’s breach of the foregoing representation in this Section 15.3(a). The provisions of this Section 15.3(a) shall survive the Closing and any termination of this Agreement.

(b)          The Buyer represents and warrants to the Seller that it has dealt with no broker, salesman, finder or consultant with respect to this Agreement or the transactions contemplated hereby other than Broker. The Buyer agrees to indemnify, protect, defend and hold the Seller harmless from and against all claims, losses, damages, liabilities, costs, expenses (including reasonable attorneys’ fees and disbursements) and charges resulting from the Buyer’s breach of the foregoing representations in this Section 15.3(b). The provisions of this Section 15.3(b) shall survive the Closing and any termination of this Agreement.

SECTION 15.4.   Confidentiality; Press Release; IRS Reporting Requirements.

(a)          Prior to Closing, the Buyer and the Seller, and each of their respective affiliates, shall hold as confidential all information disclosed in connection with the transactions contemplated hereby and concerning each other, the Asset, this Agreement and the transactions contemplated hereby and shall not release any such information to third parties without the prior written consent of the other parties hereto, except (i) any information which was previously or is hereafter publicly disclosed (other than in violation of this Agreement or other confidentiality agreements), (ii) to their members, officers, directors, partners, investors, potential investors, advisors, underwriters, analysts, employees, affiliates, officers, directors, consultants, potential lenders, accountants, legal counsel, title companies or other accountants, legal counsel or advisors of any of the foregoing, provided that they are advised as to the confidential nature of such information and are instructed to maintain such confidentiality and (iii) to comply with any law, rule or regulation (including, without limitation, a law, rule or regulation promulgated by the SEC (hereinafter defined)). The foregoing shall constitute a modification of any prior confidentiality agreement that may have been entered into by the parties. Neither party shall have the right to issue any press release regarding the transactions contemplated by this Agreement without the prior written consent of the other party other than press releases required by law or the SEC. The provisions of this Section 15.4(a) shall survive any termination of this Agreement for a period of one year.

(b)          For the purpose of complying with any information reporting requirements or other rules and regulations of the IRS that are or may become applicable as a result of or in connection with the transaction contemplated by this Agreement, including, but not limited to, any requirements set forth in proposed Income Tax Regulation Section 1.6045-4 and any final or successor version thereof (collectively, the “IRS Reporting Requirements”), the Seller and the Buyer hereby designate and appoint the Escrow Agent to act as the “Reporting Person” (as that term is defined in the IRS Reporting Requirements) to be responsible for complying with any IRS Reporting Requirements. The Escrow Agent hereby acknowledges and accepts such designation and appointment and agrees to fully comply with any IRS Reporting Requirements that are or may become applicable as a result of or in connection with the transactions contemplated by this Agreement. Without limiting the responsibility and obligations of the Escrow Agent as the Reporting Person, the Seller and the Buyer hereby agree to comply with any provisions of the IRS Reporting Requirements that are not identified therein as the responsibility of the Reporting Person, including, but not limited to, the requirement that the Seller and the Buyer each retain an original counterpart of this Agreement for at least four years following the calendar year of the Closing.

SECTION 15.5.   Escrow Provisions.

(a)          The Escrow Agent shall hold the Deposit in escrow in the Escrow Account until the Closing or sooner termination of this Agreement and shall hold or apply such proceeds only in accordance with the terms of this Agreement. The Seller and the Buyer understand that no interest is earned on the Deposit during the time it takes to transfer into and out of the Escrow Account. At the Closing, the Deposit shall be paid by the Escrow Agent to, or at the direction of, the Seller. If for any reason the Closing does not occur and either party makes a written demand upon the Escrow Agent for payment of the Deposit, the Escrow Agent shall, within 24 hours give written notice to the other party of such demand. If the Escrow Agent does not receive a written objection within 5 Business Days after the giving of such notice, the Escrow Agent is hereby authorized to make such payment. If the Escrow Agent does receive such written objection within such 5 Business Day period or if for any other reason the Escrow Agent in good faith shall elect not to make such payment, the Escrow Agent shall continue to hold such amount until otherwise directed by joint written instructions from the parties to this Agreement or a final judgment of a court of competent jurisdiction. However, the Escrow Agent shall have the right at any time to deposit the Deposit with the clerk of the court of New York County. The Escrow Agent shall give written notice of such deposit to the Seller and the Buyer. Upon such deposit the Escrow Agent shall be relieved and discharged of all further obligations and responsibilities hereunder.

(b)          The parties acknowledge that the Escrow Agent is acting solely as a stakeholder at their request and for their convenience, that the Escrow Agent shall not be deemed to be the agent of either of the parties, and the Escrow Agent shall not be liable to either of the parties for any act or omission on its part, other than for its gross negligence or willful misconduct. The Seller and the Buyer shall jointly and severally indemnify and hold the Escrow Agent harmless from and against all costs, claims and expenses, including attorneys’ fees and disbursements, incurred in connection with the performance of the Escrow Agent’s duties hereunder.

(c)          The Escrow Agent has acknowledged its agreement to these provisions by signing this Agreement in the place indicated following the signatures of the Seller and the Buyer.

(d)          Seller and Buyer agree that the Escrow Agent shall not be responsible for any penalties, loss of principal or interest, or the consequences of a delay in withdrawal of the Deposit which may be imposed as a result of the making or the redeeming of the above investment, as the case may be, pursuant to this Agreement. Seller and Buyer also agree that Escrow Agent shall not be liable for any loss or impairment of the Deposit while the Deposit is in the course of collection or if such loss or impairment results from the failure, insolvency or suspension of the financial institution in which the Deposit is deposited.

(e)          Escrow Agent shall be protected in relying upon the accuracy, acting in reliance upon the contents, and assuming the genuineness of any notice, demand, certificate, signature, instrument or other document which is given to Escrow Agent without verifying the truth or accuracy of any such notice, demand, certificate, signature, instrument or other document, provided that Escrow Agent acted in good faith in so relying.

SECTION 15.6.   Successors and Assigns; No Third-Party Beneficiaries. The stipulations, terms, covenants and agreements contained in this Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective permitted successors and assigns (including any successor entity after a public offering of stock, merger, consolidation, purchase or other similar transaction involving a party hereto) and nothing herein expressed or implied shall give or be construed to give to any person or entity, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

SECTION 15.7.   Assignment. Neither this Agreement nor any of the rights of Buyer hereunder (nor the benefits of such rights) may be assigned, transferred or encumbered by Buyer without the Seller’s prior written consent (which may be granted or withheld in Seller’s sole and absolute discretion). Any transfer of direct or indirect interests in Buyer shall be deemed to be an assignment of this Agreement by Buyer. Any such purported assignment, transfer or encumbrance without Seller’s prior written consent, unless otherwise permitted hereunder, shall be void and constitute a material default by Buyer under this Agreement. Notwithstanding the foregoing, Buyer may assign this Agreement to an entity that is majority owned and controlled by Buyer, American Realty Capital New York City REIT, Inc. or New York REIT, Inc. without Seller’s consent as long as Buyer has provided Seller with at least 5 days advance notice of any such assignment. In the event of any assignment permitted under this Section 15.7 or otherwise approved by Seller, as a condition to the effectiveness of such assignment, Buyer and the permitted assignee shall be required to execute and deliver an assignment and assumption agreement in form reasonably acceptable to Seller whereby such permitted assignee assumes all of Buyer’s obligations under this Agreement.

SECTION 15.8.   Further Assurances. From time to time, as and when requested by any party hereto, the other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement.

SECTION 15.9.   Notices. All notices, demands or requests made pursuant to, under or by virtue of this Agreement must be in writing and shall be (i) personally delivered, (ii) delivered by express mail, Federal Express or other comparable overnight courier service, (iii) telecopied, with written confirmation within one (1) Business Day, or (iv) delivered by electronic mail in the form of a “pdf” file, with written confirmation within one (1) Business Day, as follows:

(a)          To the Seller:

c/o The Carlyle Group
520 Madison Avenue
New York, New York 10022
Attn: Andrew Chung
Facsimile: (212) 813-4843
Telephone: (212) 813-4964
Email: andrew.chung@carlyle.com

with copies thereof to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention: Scott M. Kobak, Esq.
Facsimile: 212-455-2502
Telephone: 212-455-7210
Email: skobak@stblaw.com

(b)          To the Buyer:

c/o American Realty Capital
405 Park Avenue
Attention: Michael Ead
Facsimile:
Telephone: (212) 415-6500
Email: mead@arlcap.com

with copies thereof to:

c/o American Realty Capital
405 Park Avenue
Attention: Michael A. Happel
Facsimile:
Telephone: (212) 415-6500
Email: MHappel@nyrt.com

(c)          To the Title Company/Escrow Agent:

Fidelity National Title Insurance Company
485 Lexington Avenue, 18th Floor
New York, New York 10017
Attention: Nick De Martini
Facsimile:
Telephone: 212-845-3132
Email: NDeMartini@fnf.com

All notices (i) shall be deemed to have been given on the date that the same shall have been received in accordance with the provisions of this Section, or upon failure to accept delivery and (ii) may be given either by a party or by such party’s attorneys. Any party may, from time to time, specify as its address for purposes of this Agreement any other address upon the giving of 10 days’ prior notice thereof to the other parties.

SECTION 15.10.   Entire Agreement. This Agreement, along with the Exhibits and Schedules hereto, contains all of the terms agreed upon between the parties hereto with respect to the subject matter hereof, and all understandings and agreements heretofore had or made among the parties hereto are merged in this Agreement which alone fully and completely expresses the agreement of the parties hereto.

SECTION 15.11.   Amendments. This Agreement may not be amended, modified, supplemented or terminated, nor may any of the obligations of the Seller or the Buyer hereunder be waived, except by written agreement executed by the party or parties to be charged.

SECTION 15.12.   No Waiver. No waiver by either party of any failure or refusal by the other party to comply with its obligations hereunder shall be deemed a waiver of any other or subsequent failure or refusal to so comply.

SECTION 15.13.   Governing Law. This Agreement shall be governed by, interpreted under, and construed and enforced in accordance with, the laws of the State of New York.

SECTION 15.14.   Submission to Jurisdiction. Each of the Buyer and the Seller irrevocably submits to the jurisdiction of and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (a) any state court in the city and county of New York and (b) the United States District Court for the Southern District of New York for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the Buyer and the Seller further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence.

SECTION 15.15.   Severability. If any term or provision of this Agreement or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

SECTION 15.16.   Section Headings. The headings of the various Sections of this Agreement have been inserted only for purposes of convenience, are not part of this Agreement and shall not be deemed in any manner to modify, explain, expand or restrict any of the provisions of this Agreement.

SECTION 15.17.   Counterparts. This Agreement may be executed in two or more counterparts and by facsimile or “pdf” signatures, which taken together will constitute collectively one agreement. In making proof of this Agreement it shall not be necessary to produce or account for more than one such counterpart with each party’s counterpart or facsimile or “pdf” signature.

SECTION 15.18.   Acceptance of Deed. The acceptance of the Deed by the Buyer shall be deemed full compliance by the Seller of all of the Seller’s obligations under this Agreement except for those obligations of the Seller which are specifically stated to survive the delivery of the Deed or the Closing hereunder.

SECTION 15.19.   Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

SECTION 15.20.   Recordation. Neither this Agreement nor any memorandum or notice of this Agreement may be recorded by any party hereto without the prior written consent of the other party hereto. The provisions of this Section shall survive the Closing or any termination of this Agreement. In furtherance of the foregoing, the Buyer shall indemnify the Seller from and against any and all liabilities, damages, losses, costs or expenses (including without limitation attorneys’ fees and expenses) to the extent arising out of a breach of this Section 15.20 by the Buyer. The provisions of this Section 15.20 shall survive the Closing or any termination of this Agreement.

SECTION 15.21.   Schedules. The Seller and the Buyer agree that disclosure of any fact or item on any schedule attached to this Agreement shall, should the existence of such fact or item be relevant to any other schedule, be deemed to be disclosure with respect to such other schedule so long as the relevance of such disclosure to such other section is reasonably apparent.

SECTION 15.22.   Waiver of Jury Trial. The Seller and the Buyer hereby irrevocably waive trial by jury in any action, proceeding or counterclaim brought by one party against another party on any matter arising out of or in any way connected with this Agreement.

SECTION 15.23.   Attorneys’ Fees. In any dispute between the parties hereunder, the prevailing party shall be entitled to be reimbursed for its reasonable attorneys’ fees and out of pocket expenses.

SECTION 15.24. Section 3.14 Audit. Upon Buyer’s request, for a period of one (1) year after Closing, Seller shall make (or with respect to periods prior to Seller’s ownership of the Property, shall use commercially reasonable efforts to make) the financial statements prepared in accordance with United States generally acceptable accounting principles, and any and all books, records, correspondence, financial data, leases, delinquency reports and all other documents and matters maintained by Seller or their agents and relating to receipts and expenditures reasonably necessary to complete an audit pertaining to the Property for the three (3) most recent full calendar years and the interim period of the current calendar year (collectively, the “Records”) available to Buyer and/or its auditors for inspection, copying and audit by Buyer’s designated accountants, and at Buyer’s expense. Seller shall provide Buyer and/or its auditors, but without expense to Seller, with copies of, or access to, such factual and financial information as may be reasonably requested by Buyer or its designated accountants, and in the possession or control of Seller, to enable Buyer to file any filings required by the Securities and Exchange Commission (the “SEC”) in connection with the purchase of the Property. Seller understands and acknowledges that Buyer is required to file audited financial statements related to the Property with the SEC within seventy-one (71) days of the Closing Date and agrees to provide, at Buyer’s sole cost and expense, any Records to the Buyer’s auditors, on a timely basis to facilitate Buyer’s timely submission of such audited financial statements; provided that, in no event shall Seller be deemed to have made any representation or warranty with respect to the items delivered to Buyer or its auditors or agents as contemplated by this Section 15.24.

ARTICLE XVI

JOINDER OF SELLER GUARANTOR

SECTION 16.1.   Guaranty. (a) Carlyle Realty Partners VI, L.P., Carlyle Realty Foreign Investors VI, L.P. and Carlyle Realty Coinvestment VI, L.L.C. (collectively, the “Seller Guarantor”) is executing this Agreement solely for the purposes specified in this Article XVI. From and after the Closing Date, the Seller Guarantor hereby guarantees, on a joint and several basis, to Buyer the due and punctual payment and performance of Seller’s obligations under Sections 11.1 and 14.1(a)(ii) and promises to pay on demand each amount which the Seller is liable to pay under Sections 11.1 and 14.1(a)(ii) (subject to any and all limitations set forth in this Agreement including, without limitation, the Cap Limitation, Basket Limitation and the Survival Period).

(b)          The terms of this Article XVI and the Seller Guarantor's obligations hereunder are a continuing and irrevocable obligation of the Seller Guarantor and shall remain in full force until payment, performance and/or observation in full of the obligations hereunder. The Seller Guarantor's guaranty and liability under this Article XVI are absolute and unconditional and shall not be affected, released, terminated, discharged or impaired, in whole or in part, by any or all of the following: (i) any amendment or modification of the terms of this Agreement; (ii) subject to the terms of Section 11.4, any failure or delay of Buyer to exercise, or any lack of diligence in exercising, any right or remedy with respect to this Agreement; (iii) subject to the terms of Section 11.4, the failure to give Sellers notice of any breach of this Agreement if such notice is not required; and/or (iv) any other circumstance which might constitute a legal or equitable discharge or defense available to the Seller Guarantor, whether similar or dissimilar to the foregoing (including any bankruptcy of any Seller), other than the defense of (a) payment and performance or (b) the claim against any Seller is not due and owing under the terms of this Agreement or that Sellers have performed (it being understood and agreed that Buyer will only be required to litigate the existence of the same or similar defenses raised by both Sellers and the Seller Guarantor in one action or proceeding). The Seller Guarantor expressly waives the following: (i) notice of acceptance of this Agreement; (ii) any requirement of promptness, diligence, presentment, protest, notice of dishonor, notice of demand and notice of acceptance; (iii) the right to trial by jury in any action or proceeding of any kind arising on, under, out of, or by reason of or relating, in any way, to its obligations under this Article XVI, or the interpretation, breach or enforcement of such obligations; and (iv) all rights of subrogation and any other claims that it may now or hereafter acquire against Sellers or any insider that arise from the existence, payment, performance or enforcement of the Seller Guarantor's obligations under this Article XVI until such time as the Seller Guarantor's obligations under this Article XVI are performed and paid in full. The Seller Guarantor's guaranty under this Article XVI is a present guaranty of payment and performance and not of collection.

SECTION 16.2.   Representations and Warranties of the Seller Guarantor. The Seller Guarantor hereby represents, warrants and certifies to Buyer as follows: (i) the execution, delivery and performance under this Article XVI by the Seller Guarantor will not violate any provision of any law, regulation, order or decree of any Governmental Authority, bureau or agency or of any court binding on the Seller Guarantor, or of any contract, undertaking or agreement to which the Seller Guarantor is a party or which is binding on the Seller Guarantor, or of any contract, undertaking or agreement to which the Seller Guarantor is a party or which is binding upon or any of its property or assets, (ii) the Agreement, with respect to this Article XVI, has been duly authorized, executed and delivered by the Seller Guarantor and constitutes a legal, valid and binding obligation of the Seller Guarantor, enforceable against the Seller Guarantor in accordance with its terms, subject as to enforcement of remedies to any applicable bankruptcy, reorganization, moratorium or other applicable laws affecting the enforcement of creditors' rights generally and doctrines of equity affecting the availability of specific enforcement as a remedy; and (iii) all necessary resolutions, consents, licenses, approvals and authorizations of any Person required in connection with the execution, delivery and performance of this Article XVI have been duly obtained and are in full force and effect.

SECTION 16.3.   Net Worth of the Seller Guarantor. The Seller Guarantor hereby represents, warrants and certifies to Buyer that the net worth of Seller Guarantor is in excess of $100,000,000.

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

SELLER:

570 7TH AVENUE PROPERTY OWNER, L.L.C., a Delaware limited liability company

By:	/s/ David B. Daniel
Name:	David B. Daniel
Title:	Authorized Person

BUYER:

ARC NYC570SEVENTH, LLC, a Delaware limited liability company

By:	/s/ Michael A. Happel
Name:	Michael A. Happel
Title:	President

Seller Guarantor has executed this Agreement solely for the purpose of agreeing to the provisions of Article 16 of this Agreement.

Carlyle Realty Partners VI, L.P., a Delaware limited partnership

By: Carlyle Realty VI, L.L.C., a Delaware limited liability company, its general partner

By:	/s/ David B. Daniel
Name: David B. Daniel
Title: Authorized Person

Carlyle Realty Foreign Investors VI, L.P., a Delaware limited partnership

By: Carlyle Realty VI, L.L.C., a Delaware limited liability company, its general partner

By:	/s/ David B. Daniel
Name: David B. Daniel
Title: Authorized Person

Carlyle Realty Coinvestment VI, L.L.C., a Delaware limited liability company

By:	/s/ David B. Daniel
Name: David B. Daniel
Title: Authorized Person

JOINDER BY ESCROW AGENT

Fidelity National Title Insurance Company, referred to in this Agreement as the “Escrow Agent,” hereby acknowledges that it received this Agreement executed by the Seller and the Buyer, and accepts the obligations of the Escrow Agent as set forth herein. Escrow Agent further acknowledges that it received the Deposit. The Escrow Agent hereby agrees to hold and distribute the Deposit in accordance with the terms and provisions of the Agreement.

Fidelity National Title Insurance Company

By:	/s/ David B. Daniel
Name:	Nick DeMartini
Title:	Senior Vice President